Exhibit 10.6
LEASE BY AND BETWEEN
THE REALTY ASSOCIATES FUND III
AND
BUYDOMAINS HOLDINGS, INC.
at
230 Third Avenue
Waltham, Massachusetts 02451
Dated
July 28, 2005
The mailing, delivery or negotiation of this Lease shall not be deemed an offer to enter into any transaction or to enter into any relationship, whether on the terms contained herein or on any other terms. This Lease shall not be binding upon Landlord, nor shall Landlord have any obligations or liabilities with respect thereto, or with respect to the premises, unless and until Landlord has received Tenant’s signed counterparts and executed and delivered this Lease. Until such execution and delivery of this Lease by Landlord, Landlord may terminate all negotiation and discussion of the subject matter hereof, without causes and for any reason, without recourse or liability.

(i)

(ii)

(iii)

INDEX TO DEFINED TERMS

Term	Section
Alterations	7.3	(a)
Bankruptcy Code	13.1	(e)
Base Rent	1.14
Building	1.3
Changes	29
Comparison Year	4.2	(b)
Commencement Date	1.11
Common Areas	2.2
Condemnation	15
Cost Pools	4.2	(c)
Damages	21
Expiration Date	1.13
Grossed Up Operating Expenses	4.2
HVAC	4.2	(c)
Hazardous Substance	23.1
Holder	26.1
INC	4.2	(c)
Indemnified Matter	21
Indemnified Parties	21
Land	1.4
Landlord	1.1
Mortgage	26.1
Net Worth	12.2
Number of Tenant Parking Spaces	1.19
Office Park	1.6
Operating Expense Base Year	1.18
Operating Expenses	4.2	(c)
Permitted Use	1.9
Premises	1.2
Property	1.5
Real Estate Broker	1.20
Real Property Taxes	10.2
Rent Commencement Date	1.12
Rentable Area of Building	1.8
Rentable Area of Premises	1.7
Requisition	3.1	(c)(2)
Rules	16.1
SNDA	26.2
Security Deposit	1.16
Supplemental Systems	11.5
Tax Base Year	1.18
Tenant	1.1

(iv)

Term	Section
Tenant Improvement Allowance	3.1	(c)
Tenant Parties	21
Tenant’s Property	9.5
Tenant’s Share	1.17
Term	1.10
Transfer	12.1
Transfer Premium	12.6
Work Letter	25

(v)

LEASE
1.	Basic Lease Provisions.
               1.1 Parties: This Lease, dated as of July 28, 2005, made by and between The Realty Associates Fund III, a Delaware limited partnership (“Landlord”) and BuyDomains Holdings, Inc, a Delaware corporation (“Tenant”).
               1.2 Premises: A portion of the first floor of the Building, as shown on Exhibit “A” attached hereto.
               1.3 Building: The building known as and numbered 230 Third Avenue, Waltham, Massachusetts 02451.
               1.4 Land: The Land upon which the Building is located as it may be enlarged or reduced from time to time.
               1.5 Property: The Land and the Building.
               1.6 Office Park: All of the Land, buildings and improvements comprising the Prospect Hill Office Park, including the Building and the Premises, as from time to time constituted.
               1.7 Rentable Area of Premises: Agreed to be 12,833 square feet.
               1.8 Rentable Area of Building: Agreed to be 293,084 square feet.
               1.9 Permitted Use: General office use, subject to the requirements and limitations contained in Section 6.
               1.10 Term: The period commencing on the Commencement Date and ending on the Expiration Date.
               1.11 Commencement Date: The Commencement Date shall be the later of September 1, 2005 and the date on which possession of the Premises is delivered to Tenant.
               1.12 Rent Commencement Date: The date that is thirty (30) days following the Commencement Date.
               1.13 Expiration Date: 11:59 p.m., local time, on the last day of the month in which the third anniversary of the Rent Commencement Date occurs.

               1.14 Base Rent: The Base Rent is as follows:

	ANNUAL BASE	MONTHLY	BASE RENT PER
RENTAL PERIOD	RENT	PAYMENT	SQUARE FOOT
Lease Year 1	$256,660	$21,388.33	$20.00
Lease Year 2	$269,493	$22,457.75	$21.00
Lease Year 3	$282,326	$23,527.17	$22.00
               1.15 Base Rent Paid Upon Commencement Date: N/A.
               1.16 Security Deposit: $67,373.25.
               1.17 Tenant’s Share: 4.61%
               1.18 Tax Base Year: Fiscal Year 2006.
         Operating Expense Base Year: Calendar Year 2005.
               1.19 Number of Tenant Parking Spaces: Thirty-six (36) spaces (3.0 parking spaces per 1,000 feet of Premises Rentable Area) to be used in common and on an unassigned basis.
               1.20 Real Estate Broker: Meredith & Grew, Inc. and CB/Richard Ellis
               1.21 Attachments to Lease:
Exhibit A – Premises
Exhibit B – Verification Letter
Exhibit C – Rules and Regulations
               1.22 Address for Notices:

Landlord:	The Realty Associates III Fund
c/o Spaulding and Slye
55 Hayden Avenue
Lexington, Massachusetts 02421
Telephone No. (781) 778-2547
Fax No. (781) 778-2580
Attention: Property Manager

With a copy to:	TA Associates Realty
28 State Street, 10th Floor
Boston, Massachusetts 02109
Telephone No. (617) 476-2700
Fax No. (617) 476-2799
Attention: Waltham Asset Manager

and:	Stephen T. Langer, Esq.
Langer & McLaughlin, LLP
137 Newbury Street, Suite 700
Boston, MA 02116
Telephone No. (617) 536-9050
Fax No. (617) 536-9040

Tenant:
BuyDomains Holdings, Inc.
92 Hayden Avenue
Lexington, MA 02421
Attention: Mr. Brian Lucy

and:	BuyDomains Holdings, Inc.
92 Hayden Avenue
Lexington, MA 02421
Attention: General Counsel

after the Commencement Date, to:
BuyDomains Holdings, Inc.
230 Third Avenue
Waltham, MA 02451
Attention: Mr. Brian Lucy

and:	BuyDomains Holdings, Inc.
230 Third Avenue
Waltham, MA 02451
Attention: General Counsel
2.	Premises
               2.1 Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon all of the conditions set forth herein, the Premises, together with certain rights to the Common Areas as hereinafter specified.
               2.2 Common Areas-Defined. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Property that are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant and the other tenants of the Property and their respective employees, suppliers, customers and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, elevators, parking areas, loading and unloading areas, roadways and sidewalks. Landlord may also designate other land and improvements outside the boundaries of the Property in which Landlord has rights to be a part of the Common Areas, provided that such other land and improvements have a reasonable and functional relationship to the Property.

3. Term.
     3.1 (a) Term, Commencement Date, Rent Commencement Date and Expiration Date. The Term, Commencement Date, Rent Commencement Date and Expiration Date of this Lease are as specified in Sections 1.10, 1.11, 1.12 and 1.13. As used in this Lease, “Lease Year” shall mean each period of one year during the Term commencing on the Commencement Date or on any anniversary thereof, provided that the first Lease Year shall consist of the period between the Commencement Date and the last day of the calendar month in which the Rent Commencement Date occurs and the succeeding twelve full calendar months, and each succeeding Lease Year shall consist of a one-year period commencing on the first day of the calendar month following the calendar month in which the Rent Commencement Date fell.
     Tenant shall, within ten (10) business days after Landlord’s request, complete and execute the Verification Letter attached hereto as Exhibit “B” and deliver it to Landlord. Tenant’s failure to execute the Verification Letter within said ten (10) business day period shall constitute Tenant’s acknowledgment of the truth of the facts contained in the letter delivered by Landlord to Tenant. However, Landlord’s failure to prepare or deliver a Verification Letter shall have no effect on the Term, Commencement Date, Rent Commencement Date or Expiration Date.
     3.2 Condition of the Premises. Except as herein specifically provided, the Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord. Tenant acknowledges that it has inspected the Premises and Common Areas and, subject to the completion of the Landlord’s Work (as hereafter defined), has found the same satisfactory. Notwithstanding the foregoing, Landlord agrees to replace the existing entry doors to the Premises with a new Building standard glass door. Landlord shall use reasonable efforts to complete such installation prior to September 1, 2005, but failure to do so shall have no effect on the Commencement Date, and Tenant shall afford Landlord reasonable access to the Premises if necessary after the Commencement Date for such purpose. Tenant shall have the right, so long as there exists no default on the part of Tenant hereunder, to use the furniture owned by Landlord and located in the Premises as of the date of this Lease for Tenant’s business needs in the Premises, and to relocate to the Premises prior to the Commencement Date (and at Tenant’s cost) and use up to fifteen (15) workstations currently located on the second floor of the Building. Tenant shall be responsible for the proper care, maintenance, repair and replacement of the same, and such furniture and workstations shall be surrendered to Landlord at the expiration or earlier termination of this Lease in good condition, reasonable wear and tear and damage by fire or other casualty excepted. Any such relocation shall be subject to Landlord’s reasonable approval.
     3.3 Early Access. Tenant shall have access to the Premises prior to the Commencement Date solely for the purpose of installation of furniture, equipment, and telephone/data wiring, provided that such access shall be subject to all of the terms and conditions of this Lease, other than the payment of Base Rent or additional rent. Tenant’s access shall be subject to reasonable scheduling and other requirements of Landlord and Landlord’s contractor performing the work described in Section 3.2 above, and Tenant shall deliver to Landlord certificates of liability, casualty and workmen’s compensation insurance prior to having any such access. Any unreasonable interference with any work or activity being undertaken by Landlord shall be grounds for revocation of Tenant’s access.
4. Rent.
     4.1 Base Rent. Tenant shall pay to Landlord the Base Rent set forth in Section 1.14, without offset or deduction commencing on the Rent Commencement Date and thereafter on the first day of each calendar month. Base Rent for any period during the term hereof which is for less than one month shall be prorated based upon the actual number of days of the calendar month involved. Base Rent and all other amounts payable to Landlord hereunder shall be payable to Landlord in lawful money of the United States, and Tenant shall be responsible for delivering said amounts to Landlord at the address stated herein or to such other person or to such other place in the continental United States as Landlord may designate in writing. Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Base Rent, additional rent, additional charges or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.
     4.2 Operating Expense Increases. Tenant shall pay to Landlord during the term hereof, in addition to the Base Rent, Tenant’s Share of the amount by which all Operating Expenses for each Comparison Year exceed the amount of all Operating Expenses for the Operating Expense Base Year. If less than 95% of the rentable square feet in the Building is occupied by tenants or Landlord is not supplying services to tenants occupying 95% of the rentable square feet of the Building at any time during any calendar year (including the Operating Expense Base Year), Operating Expenses for such calendar year shall be reasonably extrapolated by Landlord, on an item-by-item basis, to the amount of Operating Expenses that would normally be expected to be incurred had 95% of the Building’s rentable square feet been occupied and had Landlord been supplying services to tenants occupying 95% of the Building’s rentable square feet throughout such calendar year (hereinafter the “Grossed Up Operating Expenses”), and such amount shall be the Operating Expenses for such calendar year. Except as provided in paragraph (h) below, Landlord’s good faith estimate of Grossed Up Operating Expenses shall not be subject to challenge or recalculation by Tenant. Tenant’s Share of Operating Expense increases shall be determined in accordance with the following provisions:
          (a) “Tenant’s Share” is defined as the percentage set forth in Section 1.17, which percentage has been determined by dividing the Rentable Area of Premises by ninety-five percent (95%) of the Rentable Area of Building, and multiplying the resulting quotient by one hundred (100). In the event that the Rentable Area of Premises or the Rentable Area of Building changes, Tenant’s Share shall be adjusted in the year the change occurs, and Tenant’s Share for such year shall be determined on the basis of the days during such year that each Tenant’s Share was in effect.
          (b) For purposes of determining Tenant’s Share of Operating Expense increases, “Comparison Year” is defined as each calendar year during the term of this Lease after the Operating Expense Base Year. In the event of any partial Comparison Years during the Term, Tenant’s Share of the Operating Expense increases therefor shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase. For purposes of determining Tenant’s Share of Real Property Tax increases, “Comparison Year” is defined as each tax fiscal year during the term of this Lease after the Tax Base Year. Tenant’s Share of Real Property Tax increases for any partial Comparison Years during the Term shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase.
          (c) “Operating Expenses” shall mean all costs, expenses and fees incurred by Landlord in connection with or attributable to the Property, including but not limited to, the following items: (i) all costs, expenses and fees associated with or attributable to the management, operation, repair, maintenance, improvement, alteration and replacement of the Property, or any part thereof, including but not limited to, the following: (A) all surfaces, coverings, decorative items, carpets, drapes, window coverings, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, stairways, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roofs, fences and gates; (B) all heating, ventilating and air conditioning equipment (“HVAC”), plumbing, mechanical, electrical systems, life safety systems and equipment, telecommunication equipment, elevators, escalators, tenant directories, fire detection systems including sprinkler system maintenance and repair; (ii) the cost of trash disposal, janitorial services and security services and systems; (iii) the cost of all insurance purchased by Landlord pursuant to Section 8 of this Lease, including any deductibles; (iv) the cost of water, sewer, gas, electricity, and other utilities available at the Property and paid by Landlord; (v) the cost of labor, salaries and applicable fringe benefits incurred by Landlord; (vi) the cost (purchase or rental) of materials, supplies and tools used in operating, managing, maintaining, repairing and/or cleaning the Property; (vii) the cost of accounting fees, management fees, legal fees and consulting fees attributable to the ownership, operation, management, maintenance and repair of the Property plus the cost of any space occupied by the property manager (provided that if the Property is managed by Landlord or an affiliate of Landlord, the management fee so included in Operating Expenses shall not exceed a commercially reasonable management fee that would be paid to an unaffiliated manager for like property management services); (viii) the cost of replacing, modifying and/or adding improvements or equipment mandated by any law, statute, regulation or directive of any governmental agency, and any repairs, disposals or removals necessitated thereby), so long as the cost is not incurred to cure a violation of such requirement that existed on the date of this Lease; (ix) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; (x) any business property taxes or personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Property; (xi) the cost of obtaining, maintaining and complying with any business licenses, permits or approvals necessary for the management, operation, maintenance or repair of the Property; (xii) all costs and expenses associated with or related to the implementation or support by Landlord of any vanpool or other traffic management or transportation demand management or similar program; (xiii) fees assessed by any air quality management district or other governmental or quasi-governmental entity regulating pollution; (xiv) the cost of any other service provided by Landlord to all tenants of the Building or any cost that is elsewhere stated in this Lease to be an Operating Expense; and (xv) the Property’s share of the costs of operating and maintaining the Office Park, payable by Landlord as owner of the Property. Real Property Taxes shall be paid in accordance with Section 10 below and shall not be included in Operating

Expenses. Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the properties owned by Landlord or its affiliates within the Office Park or among the different buildings owned by Landlord or its affiliates within the Office Park (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, the office space tenants of such buildings and the retail space tenants of such buildings.
          (d) Notwithstanding the foregoing, Operating Expenses shall not include the following:
(1)	Salaries of officers and executives of Landlord and other employees above the grade of property manager;

(2)	Depreciation;

(3)	Costs of improving, painting, decorating, planning or designing space to be occupied by other tenants or prospective tenants;

(4)	Interest and principal amortization on any mortgage or deed of trust, and any rent paid on any ground or underlying lease;

(5)	Expenses for which Landlord, by the terms of this Lease or any other lease, makes a separate charge;

(6)	Real estate taxes and franchise or income taxes imposed on Landlord;

(7)	The cost of any electric current or other utilities furnished to the Building tenants and separately metered or billed;

(8)	Brokerage commissions, advertising costs, or other fees and other costs incurred in procuring or negotiating with other tenants or prospective tenants;

(9)	Costs relating to maintaining Landlord’s existence as a corporation, limited partnership or other entity;

(10)	The cost of any work or service performed for any tenant (other than Tenant) to a greater extent or in a materially more favorable manner than that furnished generally to the tenants and other occupants;

(11)	Costs incurred by Landlord to the extent the same result from any violation by Landlord of the terms and conditions of any lease of space;

(12)	The cost of any items for which Landlord is reimbursed by insurance, condemnation, refund, warranties, guarantees or service contracts, rebate or otherwise;

(13)	The cost of any repairs made by Landlord pursuant to the damage or condemnation articles of this Lease in excess of the “deductible” payable under Landlord’s insurance;

(14)	Any costs representing an amount paid to an entity related to Landlord which is in excess of the amount that would have been paid in the absence of such relationship; and

(15)	Capital expenditures other than the following capital expenditures (“Allowable Capital Costs”): (i) capital expenditures required in order to make the Property comply with any law, regulation, or order of public authority (so long as the cost is not incurred to cure a violation of such requirement that existed on the date of this Lease), or (ii) capital expenditures made by Landlord and reasonably intended to reduce Operating Expenses.
          (e) Allowable Capital Costs shall be amortized over the useful life of the improvement or equipment, as reasonably determined by Landlord, together with an interest factor on the unamortized cost of such item equal to the lesser of (i) twelve percent (12%) per annum or (ii) the maximum rate of interest permitted by applicable law.
          (f) Tenant’s Share of Operating Expense increases shall be payable by Tenant within thirty (30) days after a reasonably detailed statement of actual expenses and an invoice or request for payment is presented to Tenant by Landlord. At Landlord’s option, however, Landlord may, from time to time, estimate what Tenant’s Share of Operating Expense increases will, and the same shall be payable by Tenant monthly during each Comparison Year of the Lease Term, on the same day as the Base Rent is due hereunder. In the event that Tenant pays Landlord’s estimate of Tenant’s Share of Operating Expense increases, Landlord shall use diligent efforts to deliver to Tenant within one hundred eighty (180) days after the expiration of each Comparison Year a reasonably detailed statement showing Tenant’s Share of the actual Operating Expense increases incurred during such year. Landlord’s failure to deliver the statement and invoice or request for payment to Tenant within said period shall not constitute Landlord’s waiver of its right to collect said amounts or otherwise prejudice Landlord’s rights hereunder. If Tenant’s payments under this Section 4.2(f) during said Comparison Year exceed Tenant’s Share as indicated on said statement and invoice or request for payment, Tenant shall be entitled to credit the amount of such overpayment against Tenant’s Share of Operating Expense increases next falling due, or if the Lease Term is over and Tenant has paid all amounts then due and payable to Landlord, the amount of such overpayment shall be refunded to Tenant. If Tenant’s payments under this Section 4.2(f) during said Comparison Year were less than Tenant’s Share as indicated on said statement and invoice or request for payment, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of said statement and invoice or request for payment. Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last Comparison Year for which Tenant is responsible for Operating Expense increases, notwithstanding that the Lease term may have terminated before the end of such

Comparison Year; and this provision shall survive the expiration or earlier termination of the Lease.
          (g) The computation of Tenant’s Share of Operating Expense increases is intended to provide a formula for the sharing of costs by Landlord and Tenant and will not necessarily result in the reimbursement to Landlord of the exact costs it has incurred.
          (h) Provided there then exists no default on the part of Tenant hereunder (continuing beyond the expiration of applicable notice and grace periods), if Tenant shall so request within one hundred twenty (120) days after receipt of any statement presented by Landlord hereunder, and upon reasonable advance written notice from Tenant, Landlord shall permit Tenant, at Tenant’s expense and during normal business hours, to review Landlord’s ledger and supporting records relating to Operating Expenses for the Comparison Year in respect of which such statement was prepared for the purpose of verifying any accounting that Landlord is required to give hereunder. Any third party agent retained by Tenant to perform such a review shall have expertise in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building and such agent’s compensation shall in no way be contingent upon or correspond to the financial impact on Tenant resulting from the review. In making any such examination, Tenant agrees, and shall cause its auditors, accountants and any other employees, agents or contractors having access to such information to agree, to keep strictly confidential (i) any and all information contained in such records, and (ii) the circumstances and details pertaining to such examination, including without limitation the nature of any dispute in respect of Operating Expenses and the nature or details of any settlement thereof; and Tenant will confirm and cause its auditors, accountants, employees, agents and contractors to confirm such agreement in writing, if so requested by Landlord, prior to such examination. Landlord’s accounting shall be binding and conclusive upon Tenant unless, (i) Tenant has within such 120-day period, advised Landlord of Tenant’s desire to review Landlord’s records, and (ii) within sixty (60) additional days, Tenant shall notify Landlord in writing that Tenant disputes the correctness of such accounting, specifying the particular respects in which the accounting is claimed to be incorrect. If such dispute has not been resolved by agreement within thirty (30) days after Tenant’s notice of such dispute, then Tenant may, within ten (10) days after the expiration of such 30-day period, submit the matter to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that there shall be only one arbitrator, who shall have had at least ten (10) years’ experience as a certified property manager in buildings similar to the Building and in the same general location and market, and who has not at any time been employed by either party hereto or any affiliate of either party. Such arbitrator shall be selected by Tenant, subject to the reasonable approval of Landlord, and the fees of such arbitrator shall be paid by Tenant (subject to reimbursement as provided below). If the parties are unable within ten (10) business days to agree on an acceptable arbitrator, either party may request that the then president of the Real Estate Finance Association of the Greater Boston Real Estate Board designate an arbitrator meeting the qualifications herein. If Tenant shall fail to submit the matter to arbitration within such 10-day period, then the accounting shall be conclusively deemed to be correct. Pending resolution by agreement or arbitration, and as a condition to Tenant’s rights hereunder, Tenant shall continue to make any payments claimed by Landlord to be due on account of Operating Expenses, such payment to be without prejudice to Tenant’s position. Any decision by an arbitrator shall be final and binding on the parties. If the dispute shall be resolved in Tenant’s favor, Landlord shall forthwith credit the amount overpaid by Tenant against amounts subsequently coming due on account of Operating Expenses, and Landlord shall reimburse Tenant for the reasonable cost of such arbitrator paid by Tenant. If Landlord does not make such payment or grant such credit within fifteen (15) days after the arbitrator’s decision, then Landlord shall also pay interest (computed from the date of the arbitrator’s decision) on the amount of the overpayment at the rate set forth in Section 13.5. If the arbitrator shall determine that Tenant was overcharged Operating Expenses by more than seven percent (7%), Landlord shall reimburse Tenant for the actual and reasonable out-of-pocket third party costs incurred by Tenant in connection with such review.
5. Security Deposit. Tenant shall deliver to Landlord at the time of execution of this Lease by Tenant the security deposit set forth in Section 1.16 as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay Base Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall have no obligation to), after expiration of any applicable notice and opportunity to cure, use all or any portion of said deposit for the payment of any Base Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount. Landlord shall not be required to keep said security deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, said deposit, or so much thereof as shall not then have been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days after the expiration of the term hereof, and after Tenant has vacated and delivered the Premises as required hereunder. Landlord may retain an amount reasonably calculated to be sufficient to pay any final amount of Taxes or Operating Expenses for the Comparison Year in which the Term ends. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit. Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of or limit on Landlord’s damages in the event of Tenant’s default. Any application of the security deposit by Landlord shall be without prejudice to any other right or remedy. If Landlord conveys Landlord’s interest under this Lease, the security deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and, when so turned over, Tenant agrees to look solely to such grantee for proper application of the security deposit in accordance with the terms of this Section 5, and the return thereof in accordance herewith. The holder of a mortgage shall not be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder. Tenant hereby waives the provisions of any law which is inconsistent with this Section 5.
6. Permitted Use.
     6.1 Permitted Use. The Premises shall be used and occupied only for the Permitted Use set forth in Section 1.9 and for no other purpose. If Section 1.9 gives Tenant the right to use the Premises for general office use, by way of example and not limitation, general office use shall not include medical or dental office use or any similar use, offices of a governmental agency or authority, clinic or laboratory use, classroom use, or any other use not characterized by applicable zoning and land use restrictions as general office use, or any use which would require Landlord or Tenant to obtain a conditional use permit, special permit or variance from any federal, state or local authority. Notwithstanding any Permitted Use set forth in Section 1.9, Tenant shall not use the Premises for any purpose that would violate the Building’s certificate of occupancy, any conditional use permit, special permit or variance applicable to the Property or violate any covenants, conditions or other restrictions applicable to the Building or the Property. No exclusive use has been granted to Tenant hereunder.
     6.2 Compliance with Law. Tenant shall, at Tenant’s sole expense, promptly comply with all applicable laws and ordinances, governmental rules, regulations, and orders, certificates of occupancy, conditional use or other permits, variances, covenants and restrictions of record, the reasonable recommendations of Landlord’s engineers or other consultants, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the Term or any part of the Term hereof, relating in any manner to the occupation and use by Tenant of the Premises. Tenant shall, at Tenant’s sole expense, comply with (i) all requirements of the Americans With Disabilities Act that relate to Tenant’s use of the Premises for other than general business offices, or to any particular needs of any employee or invitee of Tenant, or that relate to or become applicable as a result of any Alterations performed by or for Tenant, and (ii) all federal, state and local laws and regulations governing occupational safety and health. Tenant shall conduct its business and use the Premises in a lawful manner and shall not use or permit the use of the Premises or the Common Areas in any manner that will tend to create waste or a nuisance or shall tend to disturb other occupants of the Building or the Office Park. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this Section 6 or to otherwise comply with applicable laws and regulations and, to the extent permitted by law, Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure.
     6.3 Condition of Premises. Tenant hereby accepts the Premises and the Building in their condition existing as of the date this Lease is executed by Landlord and Tenant, subject to all applicable federal, state and local laws, ordinances, regulations and permits governing the use of the Premises, the Building’s certificate of occupancy, any applicable permits, approvals or variances, and any easements, covenants or restrictions affecting the use of the Premises or the Property. Tenant acknowledges that it has satisfied itself by its own independent investigation that the Premises and the Property are suitable for its intended use, and that neither Landlord nor Landlord’s agents has made any representation or warranty as to the present or future suitability of the Premises, or the Building or the Property for the conduct of Tenant’s business.
7. Maintenance, Repairs and Alterations.

     7.1 Landlord’s Obligations. Landlord shall keep the Building (excluding the interior of the Premises and space leased to other occupants of the Building) in good condition and repair. If plumbing pipes, electrical wiring, or HVAC ducts or vents within the Premises are in need of repair, Tenant shall immediately notify Landlord, and Landlord shall cause the repairs to be completed within a reasonable time, and Tenant shall immediately pay the entire cost of the repairs to Landlord. Except as expressly provided in elsewhere in this Lease, there shall be no abatement of rent or liability to Tenant on account of any injury or interference with Tenant’s business with respect to any improvements, alterations or repairs made by Landlord to the Property or any part thereof. To the extent permitted by law, Tenant expressly waives the benefits of any statute or other law now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Property in good order, condition and repair (except to the extent that it shall be determined that any such failure shall have constituted a constructive eviction). Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.
     7.2 Tenant’s Obligations.
          (a) Subject to the requirements of Section 7.3, Tenant shall be responsible for keeping the Premises in good condition and repair, at Tenant’s sole expense. By way of example, and not limitation, Tenant shall be responsible, at Tenant’s sole expense, for repairing and/or replacing carpet, marble, tile or other flooring, paint, wall coverings, corridor and interior doors and door hardware, telephone and computer equipment, interior glass, window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements. In addition, Tenant shall be responsible for the installation, maintenance and repair of all of Tenant’s required telephone, computer, and related cabling from the telephone terminal room on the floor on which the Premises is located to and throughout the Premises, and Tenant shall be responsible for any loss, cost, damage, liability and expense (including attorneys’ fees) arising out of or related to the installation, maintenance, repair and replacement of such cabling. If Tenant fails to keep the Premises in good condition and repair within the applicable notice and cure period (if any) provided in Section 13.1, Landlord may, but shall not be obligated to, make any necessary repairs. If Landlord makes such repairs, Landlord may bill Tenant for the cost of the repairs as additional rent, and said additional rent shall be payable by Tenant within thirty (30) days.
          (b) On the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises, together with any Alterations made by Tenant in accordance with this Lease and which Tenant is not obligated to remove pursuant to Section 7.3, to Landlord in the condition in which Tenant is required to keep the Premises pursuant to Section 7.2(a), ordinary wear and tear and damage by fire or other casualty excepted, clean and free of debris and Tenant’s personal property. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s personal property, trade fixtures, furnishings and equipment and any Alterations that Landlord requires Tenant to remove pursuant to Section 7.3. Unless Landlord otherwise requires pursuant to Section 7.3, Tenant shall leave the electrical distribution systems, plumbing systems, lighting fixtures, HVAC ducts and vents, window treatments, wall coverings, carpets and other floor coverings, doors and door hardware, millwork, ceilings and other tenant improvements at the Premises. Notwithstanding the foregoing, Tenant shall not pull or otherwise remove any computer network cabling, telephone cabling or similar items which Tenant has installed in the Premises, without Landlord’s prior written consent. In the event of any such removal, Tenant shall repair any damage to the Premises occasioned thereby.
     7.3 Alterations and Additions.
          (a) Tenant shall not, without Landlord’s prior written consent, make any alterations, improvements, additions, utility installations or repairs (hereinafter collectively referred to as “Alterations”) in, on or about the Premises or the Property. Alterations shall include, but shall not be limited to, the installation or alteration of security or fire protection systems, communication systems, millwork, shelving, file retrieval or storage systems, carpeting or other floor covering, window and wall coverings, electrical distribution systems, lighting fixtures, telephone or computer system wiring, HVAC and plumbing. Landlord agrees (i) that it will endeavor to respond within ten (10) business days after receipt of any request for consent to any cosmetic alterations (such as, but not limited to, changes in carpet, wall coverings or painting), and (ii) that its consent shall not be unreasonably withheld or delayed as to non-structural Alterations proposed by Tenant that do not affect the electrical, mechanical or plumbing systems of the Building or the Premises. If Tenant so requests at the time that Tenant requests Landlord’s consent to any such Alteration, Landlord shall advise Tenant (at the time of giving such consent) of those Alterations that Tenant must remove at the expiration or earlier termination of the Term, and the restoration of the Premises and the Building to their prior condition, at Tenant’s expense. If a work letter agreement is entered into by Landlord and Tenant, Tenant shall not be obligated to remove the tenant improvements constructed in accordance with the work letter agreement, except to the extent provided therein. If, as a result of any Alteration made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation and such compliance requires Landlord to make any improvement or alteration to any portion of the Building or the Office Park, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any Alteration by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation. In the case of any Alteration, Tenant shall pay to Landlord an amount sufficient to compensate Landlord for the overhead and other costs it incurs in reviewing the plans for the Alterations and in monitoring the construction of the Alterations. Should Landlord permit Tenant to make its own Alterations, Tenant shall use only such contractor as has been expressly approved by Landlord, which approval shall not be unreasonably withheld. Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alterations. In the event Tenant makes any Alterations, Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, “builders all risk” insurance in an amount reasonably approved by Landlord and workers compensation insurance.
          (b) Any request for Landlord’s consent to Alterations in or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit (if and to the extent necessary in light of the Alterations being proposed). If Landlord consents to an Alteration, the consent shall be deemed conditioned upon Tenant acquiring a building permit (if necessary) and any other licenses, permits, approvals or authorizations required therefor from the applicable governmental agencies, furnishing copies thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permits, licenses, approvals and authorizations in a prompt and expeditious manner. Tenant shall provide Landlord with as-built plans and specifications for any Alterations made to the Premises.
          (c) Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or the Office Park, or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to not less than one and one half times the amount of such contested lien claim indemnifying Landlord against liability arising out of such lien or claim. Such bond shall be sufficient in form and amount to free the Property from the effect of such lien. In addition, Landlord may require Tenant to pay Landlord’s reasonable attorneys’ fees and costs in participating in such action.
          (d) Tenant shall give Landlord not less than ten (10) days’ advance written notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Property.
          (e) All Alterations (whether or not such Alterations constitute trade fixtures of Tenant) which may be made to the Premises by Tenant shall be paid for by Tenant, at Tenant’s sole expense (except as otherwise provided in Section 7.2(f) below), and shall be made and done in a good and workmanlike manner and with new materials satisfactory to Landlord, and such Alterations shall be the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term, unless Landlord requires their removal pursuant to Section 7.3(a). Tenant’s personal property and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises or the Property, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 7.2(b).
          (f) Landlord acknowledges that Tenant may desire to make certain alterations or improvements in the Premises to make the same more suitable for Tenant’s occupancy. Such alterations or improvements may include tenant improvements to the Premises, installation of fixtures (excluding furniture and equipment) in the Premises, and architectural and engineering expenses in connection therewith. All such work shall be undertaken by Tenant in strict accordance with the applicable requirements of this Lease, including without limitation the foregoing provisions of this Section 7.3. To the extent that (i) such work is completed in accordance with such requirements on or before the eighteenth (18th) monthly anniversary of the Commencement Date, and (ii) receipted invoices (and other material required under this Section 7.3 such as, but not limited to, lien waivers) showing the actual cost thereof are presented to Landlord on or before the twentieth (20th) monthly anniversary of the Commencement Date, and (iii) at the time of each advance of funds, there then exists no Event of Default on the part of Tenant under this Lease (nor any event or circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default), Landlord shall reimburse Tenant, within thirty (30) days after receipt of all such invoices (together with lien waivers for all costs theretofore billed), for costs actually incurred by Tenant, as evidenced by such invoices, but in no event shall Landlord be obligated to reimburse Tenant more than an amount equal to Landlord’s Contribution. For purposes hereof, “Landlord’s Contribution” shall be an amount equal to the sum of $7.50 per square foot of Rentable Area (or $96,247.50). Tenant may submit requests for reimbursement of such costs not more often than monthly and, to the extent that Tenant has not requested reimbursement of any such hard costs on or before the twentieth (20th) monthly anniversary of the Commencement Date, Landlord shall have no further obligation to reimburse Tenant for such costs. Up to one-half of the total amount of the amounts advanced hereunder may be requested to reimburse so-called “soft costs” associated with Tenant’s alterations hereunder, including without limitation architectural and engineering fees and costs. For purposes hereof, the costs of moving Tenant’s operations to the Premises, as well as the cost of wiring fifteen (15) workstations, and for wiring for Tenant’s security system (and the costs of increasing HVAC or electrical capacity for Tenant’s server room) shall be considered “hard costs.”
     7.4 Failure of Tenant to Remove Property. If this Lease expires or is otherwise terminated, and Tenant fails to remove its property as required by Section 7.2(b), in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant. If such property is not claimed, and all of Landlord’s costs and expenses of removal and storage (and other amounts owed by Tenant to Landlord) are not paid in full, within thirty (30) days after such removal, Landlord may at its option dispose of the same in any manner Landlord in its sole discretion deems appropriate, and any proceeds realized by Landlord shall be applied to Landlord’s costs and expenses and other amounts owed by Tenant to Landlord.
8. Insurance.
     8.1 Insurance-Tenant.
          (a) Tenant shall obtain and keep in force during the term of this Lease a commercial general liability policy of insurance with coverages reasonably acceptable to Landlord, which, by way of example and not limitation, protect Tenant and Landlord, any lender of Landlord and such other persons as Landlord may reasonably request as additional insureds, against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence with an “Additional Insured-Managers and Landlords of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” and for the performance of Tenant’s indemnity obligations under this Lease, as the same may be amended or modified from time to time.

          (b) Tenant shall obtain and keep in force during the term of this Lease all-risk extended coverage (i.e., so-called “special form”) property insurance with coverages acceptable to Landlord, in Landlord’s sole discretion. Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant’s personal property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant’s trade fixtures and other property. Such policies shall provide protection against any peril included within the classification “fire and extended coverage,” or “special form coverage” against vandalism and malicious mischief, theft, sprinkler leakage, earthquake damage and flood damage. If this Lease is terminated as the result of a casualty in accordance with Section 9, the proceeds of said insurance attributable to the replacement of all tenant improvements made by or on behalf of Tenant at the Premises shall be paid to Landlord.
          (c) Tenant shall, at all times during the term hereof, maintain in effect workers’ compensation insurance as required by applicable law and business interruption and extra expense insurance satisfactory to Landlord.
          (d) From time to time, upon not less than thirty (30) days prior written notice to Tenant, Landlord may require Tenant to carry such additional insurance or higher coverage amounts as landlords of comparable buildings in the geographical area of the Property are requiring of their tenants.
     8.2 Insurance-Landlord.
          (a) Landlord shall obtain and keep in force a policy of general liability insurance providing coverage to Landlord with respect to liability arising out of the ownership, operation and management of the Property.
          (b) Landlord shall also obtain and keep in force during the Term of this Lease a policy or policies of insurance covering loss or damage to the Property in the amount of not less than one hundred percent (100%) of the full replacement cost thereof, as determined by Landlord from time to time. The terms and conditions of said policies and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord’s sole discretion. In addition, at Landlord’s option, Landlord shall obtain and keep in force, during the term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord’s option, also cover all Operating Expenses. At Landlord’s option, Landlord may obtain insurance coverages and/or bonds related to the operation of the parking areas. In addition, Landlord shall have the right to obtain such additional insurance as is customarily carried by owners or operators of other comparable office buildings in the geographical area of the Property. Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom. The policies purchased by Landlord shall contain such deductibles as Landlord may determine. In addition to amounts payable by Tenant in accordance with Section 4.2, Tenant shall pay any increase in the property insurance premiums for the Property over what was payable immediately prior to the increase to the extent the increase is specified by Landlord’s insurance carrier as being caused by the nature of Tenant’s occupancy or any act or omission of Tenant.

     8.3 Insurance Policies. Tenant shall deliver to Landlord certificates of the insurance required under Section 8.1 not later than fifteen (15) days prior to the Commencement Date of this Lease. Tenant’s insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals thereof. Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the state in which the Property is located, and said companies shall maintain during the policy term a “General Policyholder’s Rating” of at least A-X (or such other rating as may be required by any lender having a lien on the Property) as set forth in the most recent edition of “Best Insurance Reports.” All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. Landlord, and at Landlord’s option, the holder of any mortgage or deed of trust encumbering the Office Park and any person or entity managing the Office Park on behalf of Landlord, shall be named as an additional insured on all insurance policies Tenant is obligated to obtain by Section 8.1 above. Tenant’s insurance policies shall not include deductibles in excess of Five Thousand Dollars ($5,000).
     8.4 Waiver of Claims and Subrogation. Landlord waives any and all rights of recovery against Tenant for liability or damages if such liability or damage is covered by Landlord’s insurance policies then in force or the insurance policies Landlord is required to obtain by Section 8.1 (whether or not the insurance Landlord is required to obtain by Section 8.1 is then in force and effect), whichever is broader. Landlord’s waiver shall not be limited by the amount of insurance then carried by Landlord or the deductibles applicable thereto. Tenant waives any and all rights of recovery against Landlord, Landlord’s employees, agents and contractors for liability or damages if such liability or damage is covered by Tenant’s insurance policies then in force or the insurance policies Tenant is required to obtain by Section 8.1 (whether or not the insurance Tenant is required to obtain by Section 8.1 is then in force and effect), whichever is broader. Tenant’s waiver shall not be limited by the amount of insurance then carried by Tenant or the deductibles applicable thereto. Each party shall cause the insurance policies it obtains in accordance with this Section 8 to provide that the insurance company waives all right of recovery by subrogation against the other party in connection with any liability or damage covered by any policy or policies covering the insured party.
     8.5 Coverage. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant’s property or Tenant’s obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit Tenant’s obligations or liability under any indemnity provision included in this Lease or under any other provision of this Lease.
9. Damage or Destruction.
     9.1 Effect of Damage or Destruction (a) If all or part of the Building is damaged by fire, earthquake, flood, explosion, the elements, riot, the release or existence of Hazardous Substances (as defined below) or by any other cause whatsoever (hereinafter collectively referred to as “damages”), but the damages are not material (as defined in Section 9.2 below), Landlord shall repair the damages to the Building within a commercially reasonable time, and this Lease shall remain in full force and effect. If all or part of the Building is destroyed or materially damaged (as defined in Section 9.2 below), Landlord shall have the right, in its sole and complete discretion, to repair or to rebuild the Building or to terminate this Lease. Landlord shall within sixty (60) days after the occurrence of such material damage or destruction notify Tenant in writing of Landlord’s intention to repair or to rebuild or to terminate this Lease. Tenant shall in no event be entitled to compensation or damages on account of annoyance or inconvenience in making any repairs, or on account of construction, or on account of Landlord’s election to terminate this Lease.
          (b) Notwithstanding the foregoing, if the Premises are destroyed or damaged as aforesaid and Landlord in good faith determines that the Premises cannot be rebuilt or repaired within one hundred eighty (180) days after the date of the occurrence of the damage or destruction, without payment of overtime or other premiums, and the damage to the Building will render the entire Premises unusable during said one hundred eighty (180) day period, Landlord shall notify Tenant thereof within sixty (60) days after the occurrence of such material damage or destruction, and Tenant shall thereafter have a period of fifteen (15) days within which Tenant may elect to terminate this Lease, such termination to be effective upon written notice to Landlord. As used in this Article 9, the term “Premises” shall mean the Premises itself and such portions of the common areas and facilities of the Building as are necessary to provide reasonably safe access to the Premises and to provide those building services, such as utilities and HVAC service, that Landlord is required to provide hereunder. In addition, if Tenant does not so elect to terminate this Lease within such 15-day period, and if Landlord’s restoration work in the Premises is not substantially completed within one hundred eighty (180) days after the date of the occurrence of the damage or destruction (which 180-day period shall be extended (i) for such time as Landlord is prevented or delayed by acts or omissions of Tenant, or (ii) for such time (not to exceed 60 additional days) as Landlord is prevented or delayed by any so-called “force majeure” or matters beyond Landlord’s reasonable control), then Tenant may again elect to terminate this Lease, any such termination to be effective on the forty-fifth (45th) day after written notice to Landlord of such termination (unless restoration work to the Premises is substantially completed within such 45-day period). Tenant’s termination rights described in the preceding sentences shall not apply if the damage was caused by the negligent or intentional acts of Tenant or its employees, agents, contractors or invitees.
          (c) Subject to Section 9.3 below, if Landlord or Tenant terminates this Lease in accordance with this Section 9.1, Tenant shall continue to pay all Base Rent, Operating Expense increases and other amounts due hereunder which arise prior to the date of termination.
     9.2 Definition of Material Damage. Damage to the Building shall be deemed material if, in Landlord’s reasonable judgment, (a) the Building cannot be rebuilt or repaired within one hundred eighty (180) days after the date of the occurrence of the damage or destruction, (b) the Building cannot be rebuilt or repaired to substantially the same condition it was in prior to the damage due to laws or regulations in effect at the time the repairs will be made, (b) the holder of any mortgage or deed of trust encumbering the Property requires that insurance proceeds available to repair the damage in excess of Fifty Thousand Dollars ($50,000)

be applied to the repayment of the indebtedness secured by the mortgage or the deed of trust, or (c) the damage occurs during the last twelve (12) months of the Lease Term.
     9.3 Abatement of Rent. If Landlord elects to repair damage to the Property and all or part of the Premises will be unusable or inaccessible to Tenant in the ordinary conduct of its business until the damage is repaired, Tenant’s Base Rent and Tenant’s Share of Operating Expense increases shall be abated until the repairs are completed in proportion to the amount of the Premises which is unusable or inaccessible to Tenant in the ordinary conduct of its business.
     9.4 Tenant’s Acts. Subject to Section 8.4 above, if such damage or destruction occurs as a result of the negligence or the intentional acts of Tenant or Tenant’s employees, agents, contractors or invitees, and the proceeds of insurance which are actually received by Landlord or its mortgagee are not sufficient to pay for the repair of all of the damage, Tenant shall pay, at Tenant’s sole cost and expense, to Landlord upon demand, the difference between the cost of repairing the damage and the insurance proceeds received by Landlord.
     9.5 Tenant’s Property. As more fully set forth in Section 22, Landlord shall not be liable to Tenant or its employees, agents, contractors, invitees or customers for loss or damage to merchandise, tenant improvements, fixtures, automobiles, furniture, equipment, computers, files or other property (hereinafter in this Section 9.5 collectively “Tenant’s Property”) located at the Property, unless damaged due to the gross negligence or willful misconduct of Landlord, its employees or agents. Tenant shall repair or replace all of Tenant’s property at Tenant’s sole cost and expense. Tenant acknowledges that it is Tenant’s sole responsibility to obtain adequate insurance coverage to compensate Tenant for damage to Tenant’s property.
     9.6 Waiver. Landlord and Tenant hereby waive the provisions of any present or future statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.
10. Real and Personal Property Taxes.
     10.1 Payment of Taxes. Tenant shall pay to Landlord during the term of this Lease, in addition to Base Rent and Tenant’s Share of Operating Expense increases, Tenant’s Share of the amount by which all “Real Property Taxes” (as defined in Section 10.2 below) for each Comparison Year exceeds the amount of all Real Property Taxes for the Tax Base Year. Tenant’s Share of Real Property Tax increases shall be payable by Tenant at the same time, in the same manner and under the same terms and conditions as Tenant pays Tenant’s Share of Operating Expense increases as provided in Section 4.2(f) of this Lease. Except as expressly provided in Section 10.4 below, if the Real Property Taxes incurred during any Comparison Year are less than the Real Property Taxes incurred during the Tax Base Year, Tenant shall not be entitled to receive any credit, offset, reduction or benefit as a result of said occurrence.
     10.2 Definition of “Real Property Tax”. As used herein, the term “Real Property Taxes” shall mean (i) all taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Base Rent, additional rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Base Rent, additional rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; and (iv) reasonable out-of pocket expenses of any proceeding for abatement of any of the foregoing items included in Real Property Taxes, provided Landlord prevails in such abatement proceeding; but the amount of special taxes or special assessments included in Real Property Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Real Property Taxes are being determined. There shall be excluded from Real Property Taxes all income, estate, succession, inheritance and transfer taxes of Landlord or any tax defined as an Operating Expense by Section 4.2(c); provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Real Property Taxes” for the purposes of this Lease.
     10.3 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant’s use of the Premises. If any of Tenant’s personal property shall be assessed with Landlord’s real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property.
     10.4 Reassessments. From time to time Landlord may challenge the assessed value of the Building and Land as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Property Taxes to be reduced on other grounds. If Landlord is successful in causing the Real Property Taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter in this Section 10.4 collectively referred to as a “reduction”), Landlord shall, after deducting the costs incurred by Landlord in causing the reduction to be made, credit the reduction(s) to Real Property Taxes for the calendar year to which a reduction applies and to recalculate the Real Property Taxes owed by Tenant for years after the year in which the reduction applies based on the reduced Real Property Taxes (if a reduction applies to Tenant’s Tax Base Year, the Tax Base Year Real Property Taxes shall be reduced by the amount of the reduction and Tenant’s Share of Real Property Tax increases shall be recalculated for all Comparison Years following the year of the reduction based on the lower Tax Base Year amount). After deducting Landlord’s expenses as hereinabove provided,

Landlord shall refund to Tenant Tenant’s Share of the reduction of Real Property Taxes (exclusive of interest) for the years to which any reductions apply.
11. Utilities.
     11.1 Services Provided by Landlord. Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide HVAC service to the Common Areas and the Premises during the times described in Section 11.4 (which HVAC service shall be sufficient to provide a reasonably comfortable interior environment under usual prevailing exterior conditions), reasonable amounts of electricity for normal lighting to the Common Area, replacement light bulbs and/or fluorescent tubes and ballasts for standard overhead fixtures in the Common Area, water in the Premises and in the Common Area for reasonable and normal drinking and lavatory use, and building standard janitorial services, as described in Exhibit C hereto.
     11.2 Intentionally Omitted.
     11.3 Services Exclusive to Tenant. Tenant shall pay directly to the provider thereof, on or before the date when due and in addition to payments of Base Rent and other additional rent provided for herein, the costs of all electricity used in the Premises (including, but not limited to, for HVAC), water, gas, heat, heat pump fuel, telephone and any other utilities and services supplied and/or metered exclusively to the Premises or to Tenant, together with any taxes thereon. If Landlord measures electricity or any other utility usage in the Premises by a submeter, Tenant shall pay the costs as shown on such submeter to Landlord, as additional rent, at Landlord’s actual cost for such services, without mark-up, within thirty (30) days after receipt of an invoice therefor. If any such services are not separately metered or submetered to the Premises, Tenant shall pay, at Landlord’s option, either Tenant’s Share or a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises in the Building at Landlord’s actual cost for such services, without mark-up.
     11.4 Hours of Service. Building services shall be provided Monday through Friday from 8:00 a.m. to 6:00 p.m. and Saturdays from 9:00 a.m. to 1:00 p.m. Janitorial services shall be provided Monday through Friday. Other Building services, if any, shall not be provided at other times or on nationally recognized holidays. Nationally recognized holidays shall include, but shall not necessarily be limited to, New Years Day, Martin Luther King Jr. Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.
     11.5 Excess Usage by Tenant. Notwithstanding the Permitted Use set forth in Section 1.9, Tenant shall not use Building utilities or services in excess of those used by the average office building tenant using its premises for ordinary office use. Tenant shall not install at the Premises office machines, lighting fixtures or other equipment which will generate above average heat, noise or vibration at the Premises or which will adversely affect the Building’s HVAC or other systems. If the Premises include or if Tenant hereafter installs any computer, telecommunications or other so-called “special purpose” room or area, Tenant shall at its sole cost and expense, provide such supplemental heating, ventilation and air conditioning equipment and systems (the “Supplemental Systems”) as may be required to keep such room or area at the proper temperature and environmental conditions. All Supplemental Systems shall be subject to Landlord’s prior review and consent and other conditions in Article 7, and if approved, shall be maintained, repaired and replaced as necessary by Tenant, so as not to impose any additional load on the Building systems. Tenant shall pay, as additional rent, the cost of electricity, water and other materials necessary for the proper operation of Supplemental Systems, as well as any costs or expenses incurred by Landlord to provide additional capacity for Building systems to accommodate or provide the same. Without limiting the foregoing, if Tenant does use Building utilities or services in excess of those used by the average office building tenant, Landlord shall have the right (but no obligation), in addition to any other rights or remedies it may have under this Lease, to (a) at Tenant’s expense, install additional equipment and/or separate metering devices at the Premises, and to charge Tenant therefor and for such usage, (b) require Tenant to install Supplemental Systems as provided above, (c) require Tenant to pay to Landlord all costs, expenses and damages incurred by Landlord as a result of such usage, and/or (d) require Tenant to stop using excess utilities or services.
     11.6 Interruptions. (a) Tenant agrees that Landlord shall not be liable to Tenant for its failure to furnish gas, electricity, telephone service, water, HVAC or any other utility services or building services when such failure is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Office Park, by any accident, casualty or event arising from any cause whatsoever, including the negligence of Landlord, its employees, agents and contractors, by act, negligence or default of Tenant or any other person or entity, or by any other cause and, to the extent permitted by law, such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from the obligation of paying rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any such services or utilities. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease.
          (b) Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption occurs or continues as a result of the negligence or a wrongful conduct of the Landlord or Landlord’s agents, servants, employees or contractors, and (iii) such Service Interruption continues for more than three (3) business days after Landlord shall have received notice thereof from Tenant, and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises is materially and adversely affected, then there shall be an abatement of one day’s Base Rent and Tenant’s Share of Operating Expenses and Taxes for each day during which such Service Interruption continues after such three (3) business day period. For purposes hereof, the term

“Essential Services” shall mean the following services: access to the Premises, water and sewer/septic service and electricity. The foregoing shall not apply to any Service Interruption to the extent the same arises from any act or omission of Tenant or its agents, contractors or employees, or from fire or casualty, Force Majeure or taking or condemnation by the power of eminent domain. Tenant’s rights herein granted shall be Tenant’s sole and exclusive remedies for any loss or damage arising from any Service Interruption.
12. Assignment and Subletting.
     12.1 Landlord’s Consent Required. (a) Tenant shall not voluntarily or by operation of law assign, pledge, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises (any of the foregoing hereinafter may be referred to as a “Transfer”), or permit any Transfer to occur, without Landlord’s prior written consent in each case. A “Transfer” requiring Landlord’s consent hereunder shall include, without limitation, the use or occupancy of the Premises or any part thereof by any party other than Tenant, and the granting of concessions, licenses and the like with respect to the Premises or any part thereof. Provided that Tenant’s request for consent reflects in prominent typeface that Landlord is required to respond within such period, Landlord shall respond to Tenant’s written request for consent hereunder within ten (10) business days after Landlord’s receipt of the written request from Tenant. Any attempted Transfer without such consent shall be void and shall constitute an Event of Default under this Lease. Tenant’s written request for Landlord’s consent shall include, and Landlord’s ten (10) business day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) financial statements for the proposed assignee or subtenant (b) a detailed description of the business the assignee or subtenant intends to operate at the Premises, (c) the proposed effective date of the assignment or sublease, (d) a copy of the proposed sublease or assignment agreement which includes all of the material terms and conditions of the proposed assignment or sublease, (e) a reasonably detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant; and (f) a description of any Alterations the proposed assignee or subtenant desires to make to the Premises. If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s written request shall not be considered complete until the information described in (a) of the previous sentence has been provided with respect to each proposed guarantor.
          (b) A “Transfer” shall also include: (i) if Tenant is a corporation, and Tenant’s stock is not publicly traded over a recognized securities exchange, or Tenant is a partnership, limited liability company, or other entity, transfer of more than fifty percent (50%) of the voting stock of such corporation or fifty percent (50%) (or in either case, such lower percentage as would effect a change of control) of the voting interests in such partnership, limited liability company or other entity during the term of this Lease (whether or not in one or more transfers, but excluding bona fide transfers not entered into for the purpose of evading this provision and constituting further equity investment in Tenant or transfers of not more than twenty percent (20%) and not resulting in a change of control); and (ii) the dissolution, merger or liquidation of the corporation or other entity, and (iii) the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, but only if such transaction results or will result in a reduction of the “Net Worth” of Tenant (as hereinafter defined), by an amount equal to or greater than twenty-five percent (25%) of such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease.
     12.2 Business Combinations; Affiliates.(a) Section 12.1 shall not apply to, and Landlord’s prior consent shall not be required for any Transfer arising or resulting from the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, unless such transaction or series of transactions results or will result in a reduction of the “Net Worth” of Tenant as hereinafter defined, by an amount equal to or greater than twenty-five percent (25%) of such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Tenant was or is greater. “Net Worth” of Tenant for purposes of this Section 12.2 shall be the net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied.
          (b) Section 12.1 shall not apply to, and Landlord’s prior consent shall not be required for any assignment of this Lease, or a sublease of all or any portion of the Premises, by the Tenant to its wholly owned subsidiary or immediate controlling entity or its Affiliate (as hereinafter defined) (for such period of time as such corporation remains such a subsidiary or such a controlling entity or such an Affiliate, respectively, it being agreed that the subsequent sale or transfer of stock or ownership interest resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be such a subsidiary or such a controlling entity or such an Affiliate, respectively, of the Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, a Transfer governed by the provisions of Section 12.1), provided (and it shall be a condition of the validity of any such assignment) that such Transferee first agree directly with the Landlord to be bound by all of the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided for under this Lease, the covenant to use the Premises only for the purposes specifically permitted under this Lease and the covenant against further assignment, but such assignment shall not relieve the Tenant herein named of any of its obligations hereunder, and the Tenant shall remain fully liable therefor. As used herein, “Affiliate” shall mean any entity that is under common direct or indirect control with Tenant. “Control” shall mean ownership of fifty-one percent (51%) or more of the voting securities, or other ownership interests or rights of the controlled entity (which includes the right to elect the directors of the corporation or the equivalent if such entity is not a corporation).
     12.3 Standard For Approval. Landlord shall not unreasonably withhold its consent to a Transfer, provided that Tenant has complied with each and every requirement, term and condition of this Section 12. Tenant acknowledges and agrees that each requirement, term and condition in this Section 12 is a reasonable requirement, term or condition, but that the terms and conditions of this Section 12 are not an exclusive statement of the reasonable grounds on which

Landlord may withhold its consent to a Transfer. Without limiting the generality of the foregoing, it shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 12 is not complied with, or: (a) the Transfer would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (b) in Landlord’s reasonable judgment, a proposed assignee has a smaller Net Worth than Tenant has on the date of such Transfer, or is less able financially to pay the rents due under this Lease as and when they are due and payable; (c) a proposed assignee’s or subtenant’s business will impose a burden on the Property’s parking facilities, elevators, Common Areas or utilities that is greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, satisfactory to Landlord in its reasonable discretion, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary; (f) the use of the Premises by the proposed assignee or subtenant will not be identical to the Permitted Use; (g) any guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty; (h) if requested by Landlord, the assignee or subtenant refuses to sign a non-disturbance and attornment agreement in favor of Landlord’s lender; (j) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (k) the proposed assignee or subtenant is involved in a business which in Landlord’s reasonable judgment is not in keeping with the then current standards of the Building, or (l) the proposed assignee or subtenant is a person or entity then negotiating with Landlord for the lease of space in the Building (or any other building in the Office Park owned by an affiliate of Landlord). Tenant shall not publicly offer or advertise for any assignment or sublease at a price or rate below the prices or rates at which Landlord is then offering to lease space in the Building.
     12.4 Additional Terms and Conditions. The following terms and conditions shall be applicable to any Transfer:
          (a) Regardless of Landlord’s consent, no Transfer shall release Tenant from Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder, or release any guarantor from its obligations under its guaranty.
          (b) Landlord may accept rent from any person other than Tenant pending approval or disapproval of an assignment or subletting.
          (c) Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord’s right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 12.
          (d) The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant. However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease.
          (e) In the event of any default under this Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.
          (f) Landlord’s written consent to any Transfer by Tenant shall not constitute an acknowledgment that no default then exists under this Lease nor shall such consent be deemed a waiver of any then existing default.
          (g) The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false shall, at Landlord’s election, render Landlord’s consent null and void.
          (h) Landlord shall not be liable under this Lease or under any sublease to any subtenant.
          (i) No assignment or sublease may be materially modified or amended without Landlord’s prior written consent.
          (j) Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, except as Landlord may otherwise specifically agree in writing.
     12.5 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:
          (a) Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default shall occur in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary.
          (b) Each sublease shall provide that if, prior to the termination of any sublease, any event (other than a casualty described in Section 9.1 or condemnation described in Section 15) occurs which, by voluntary or involuntary act or by operation of law, might cause or permit this Lease to be terminated, expire, be canceled, be foreclosed against, or otherwise come to an end, including but not limited to (1) an Event of Default by Tenant under this Lease of any of the terms or provisions hereof, (2) foreclosure proceedings brought by the holder of any mortgage or trust deed to which the Property is subject; or (3) the termination of Tenant’s leasehold estate by dispossession proceeding or otherwise, then, at Landlord’s sole election and option, the subtenant shall attorn to Landlord and recognize Landlord as the subtenant’s landlord under the sublease, upon the terms and conditions and at the rental rate specified in the sublease, and for the then remaining term of the sublease, except that Landlord shall not be bound by any provision of the sublease which in any way increases Landlord’s duties, obligations or liabilities to the subtenant beyond those owed to Tenant under this Lease. The subtenant shall execute and deliver, at any time and from time to time, upon request of Landlord, any instruments which may be necessary or appropriate to evidence such attornment. Landlord shall not (i) be liable to the subtenant for any act, omission or breach of the sublease by Tenant, (ii) be subject to any offsets or defenses which the subtenant might have against Tenant, (iii) be bound by any rent or additional rent which the subtenant might have paid in advance to Tenant, or (iv) be bound to honor any rights of the subtenant in any security deposit made with Tenant except to the extent Tenant has turned over such security deposit to Landlord. Tenant hereby agrees that upon the occurrence of any event with respect to this Lease described above, Tenant shall immediately pay or transfer to Landlord any security deposit, rent or other sums then held by Tenant. In the event of any such attornment, Landlord’s liability shall be limited to matters arising during Landlord’s ownership of the Building. The liability of Landlord to the subtenant for any default by landlord after such attornment, or arising in connection with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Building or the subleased premises, shall be limited to the interest of the Landlord in the Building (and proceeds thereof). Landlord shall have the right, in Landlord’s sole discretion, to elect not to have the subtenant attorn to Landlord and, in that event, the sublease shall be deemed terminated on the date of the occurrence of the event with respect to this Lease described above, and Landlord shall have no obligation to permit the subtenant to continue to occupy all or any part of the Premises.
     12.6 Transfer Premium from Assignment or Subletting. Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent fifty percent (50%) of the gross amounts received by Tenant from such assignee or subtenant in excess of the amounts payable by Tenant to Landlord hereunder (the “Transfer Premium”). The Transfer Premium shall be reduced by the reasonable brokerage commissions, legal fees, improvements allowances and other inducements actually paid to the subtenant or assignee in order to assign the Lease or to sublet all or a portion of the Premises. If less than all of the Premises is transferred, the Base Rent and the additional rent shall be determined on a per rentable square foot basis. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such Transfer, the fair value of any work or services provided by the assignee or subtenant for Tenant, and any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer. The provisions of this Section 12.6 shall not be applicable to any sublease or assignment permitted under Section 12.2.
     12.7 Landlord’s Option to Recapture Space. Notwithstanding anything to the contrary contained in this Section 12, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) business days after receipt of a request by Tenant given prior to Tenant’s marketing the space for sublease or assignment, to terminate this Lease with respect to said space as of the date thirty (30) days after Landlord’s election. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Base Rent, Tenant’s Share of Operating Expense and Real Property Tax increases and the number of parking spaces Tenant may use shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same. If Landlord recaptures only a portion of the Premises, it shall construct and erect at its sole cost such partitions as may be required to sever the space to be retained by Tenant from the space recaptured by Landlord. Landlord may, at its option, lease any recaptured portion of the Premises to the proposed subtenant or assignee or to any other person or entity without liability to Tenant. Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting. Tenant acknowledges that the purpose of this Section 12.7 is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or subtenant, to give Landlord the ability to meet additional space requirements of other tenants of the Office Park and to permit Landlord to control the leasing of space in the Office Park. Tenant acknowledges and agrees that the requirements of this Section 12.7 are commercially reasonable and are consistent with the intentions of Landlord and Tenant. Upon notification to Tenant by Landlord of Landlord’s intention to recapture the Premises (or applicable portion thereof) hereunder, Tenant may rescind its notice of intention to sublease or assign, by giving Landlord notice of such rescission within five (5) days after receipt of Landlord’s notice of intent to recapture, whereupon Tenant’s notice of intention to sublease or assign shall be null and void. The provisions of this Section 12.7 shall not be applicable to any sublease or assignment permitted under Section 12.2.
     12.8 Landlord’s Expenses. In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall pay Landlord’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, attorneys’, architects’, accountants’, engineers’ or other consultants’ fees.
13. Default; Remedies.

     13.1 Default by Tenant. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events shall be an “Event of Default” by Tenant under this Lease and that said Event of Default shall give Landlord the rights described in Section 13.2. Landlord or Landlord’s authorized agent shall have the right to execute and to deliver any notice of default, notice to pay rent or quit or any other notice Landlord gives Tenant.
          (a) Tenant’s failure to make any payment of Base Rent, Tenant’s Share of Operating Expense increases, Tenant’s Share of Real Property Taxes, late charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable summary process or unlawful detainer statutes, such notice shall also constitute the notice required by this Section 13.1(a).
          (b) The failure of Tenant to comply with any of its obligations under Sections 6.1, 6.2, 7.2, 7.3, 8, 11.3, 12, 18, 19, 21, 23, 24, 26, 34, 35 and 56 and failure to cure the same within ten (10) days following written notice from Landlord to Tenant. In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable summary process or unlawful detainer statutes, such notice shall also constitute the notice required by this Section 13.1(b).
          (c) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Sections 13.1(a), (b) and (c), above), where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s non-performance is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to exist if Tenant commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion. In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable summary process or unlawful detainer statutes, such notice shall also constitute the notice required by this Section 13.1(c).
          (d) (i) The making by Tenant or any guarantor of Tenant’s obligations hereunder of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a “debtor” as defined in 11 U.S.C. Section 101 (the “Bankruptcy Code”) or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; (v) Tenant shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; (vi) a petition shall be filed against Tenant under any law other than the Bankruptcy Code seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or (vii) the occurrence of any of the events described in this paragraph (e) with respect to any guarantor of all or any portion of Tenant’s obligations under this Lease. In the event that any provision of this Section 13.1(e) is unenforceable under applicable law, such provision shall be of no force or effect.
          (e) The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant’s obligations hereunder, is or was materially false. Tenant acknowledges that Landlord has entered into this Lease in material reliance on such information.
          (f) If Tenant is a corporation, limited liability company, partnership, or other business entity, the dissolution or liquidation of Tenant.
          (g) If Tenant’s obligations under this Lease are guaranteed: (i) the death of a guarantor, (ii) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a guarantor’s refusal to honor the guaranty, or (v) a guarantor’s breach of its guaranty obligation on an anticipatory breach basis.
          (h) Even if, under paragraphs (a), (b) or (c) above, Landlord satisfies the applicable notice requirement by serving Tenant with a notice to pay rent or quit pursuant to applicable summary process or unlawful detainer statutes, the period within Tenant may cure the failure in question shall not be shorter by virtue of any such statute than the period set forth in paragraph (a), (b) or (c) above, as applicable.
     13.2 Remedies.
          (a) In the event of any default or breach of this Lease by Tenant, continuing after any applicable notice and grace period provided for by Section 13.1, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default:
(i)	terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord; and Tenant covenants that in case of such termination, Tenant shall continue to pay the rent, additional charges and other sums payable hereunder (including, without limitation, Tenant’s share of Operating Expenses increases and Tenant’s Share of Real Property Tax Increases) up to the time of such termination, and thereafter until the end of what would have been the Expiration Date in the absence of such termination, which shall be reduced by the net receipts (if any, after deducting all expenses of reletting) actually received by Landlord from any replacement tenant. At any time after such termination, Landlord may elect to recover from Tenant, in lieu of all other rent so payable by Tenant hereunder, a lump sum equal to the then net present value (computed using an interest rate equal to the discount rate of the Federal Reserve Bank of Boston plus one percent (1%)) of the amount by which (x) the unpaid rent and all additional charges which would have been payable hereunder from the date of such election for what would have been the remainder of the Term of this Lease (including, without limitation, Tenant’s share of Operating Expenses increases and Tenant’s Share of Real Property Tax Increases) exceeds (y) the fair market rental value of the Premises as of the date of such election. In addition Tenant shall be responsible for and pay on demand any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord. For purposes of this Section 13.2(a)(i), “rent” shall be deemed to be all monetary obligations required to be paid by Tenant pursuant to the terms of this Lease.

(ii)	collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease; and/or

(iii)	pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the Commonwealth of Massachusetts.
          (b) No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Term of this Lease or by reason of Tenant’s occupancy of the Premises.

          (c) If Tenant abandons the Premises, Landlord may re-enter the Premises and such re-entry shall not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under this Lease. The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of this Lease or the surrender of the Premises.
     13.3 Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the Holder of any Mortgage encumbering the Property whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike or other labor problems, acts of God, riot, insurrection, governmental actions or requirements, or any other cause beyond the reasonable control of Landlord, and the time for Landlord’s performance shall be extended for the period of any such delay.
     13.4 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant’s Share of Operating Expense increases, Tenant’s Share of Real Property Tax increases or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Property. Accordingly, if any installment of Base Rent, Tenant’s Share of Operating Expense increases, Tenant’s Share of Real Property Tax increases or any other sum due from Tenant shall not be received by Landlord within five (5) business days of when due more than once in any twelve month period, then, without any requirement for notice or demand to Tenant, Tenant shall immediately pay to Landlord a late charge equal to six percent (6%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder including the assessment of interest under Section 13.5.
     13.5 Interest on Past-due Obligations. Except as expressly herein provided, any amount due to Landlord that is not paid when due shall bear interest at the lesser of twelve percent (12%) percent per annum or the maximum rate permitted by applicable law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease.

     13.6 Payment of Rent after Default. If Tenant fails to pay Base Rent, Tenant’s Share of Operating Expense increases, Tenant’s Share of Real Property Tax increases or any other monetary obligation due hereunder on the date it is due, after Tenant’s third failure to pay any monetary obligation on the date it is due, at Landlord’s option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashier’s check. If Landlord has required Tenant to make said payments by cashier’s check, Tenant’s failure to make a payment by cashier’s check shall be a material default hereunder.
14. Landlord’s Right to Cure Default; Payments by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease (or immediately, in case of emergency), Landlord may, but shall not be obligated to, after ten (10) days prior written notice to Tenant, (but no notice will be required in case of emergency), make any such payment or perform any such act on Tenant’s behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Section 14.
15. Condemnation. If any portion of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if so much of the Premises is taken by Condemnation as would substantially and adversely affect the operation and profitability of Tenant’s business conducted from the Premises, and said taking lasts for ninety (90) days or more, Tenant shall have the option, to be exercised only in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession. If a taking lasts for less than ninety (90) days and limits Tenant’s use of the Premises for the Permitted Use, Tenant’s rent shall be abated in proportion to such limitation during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent and Tenant’s Share of Operating Expenses shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises. Common Areas taken shall be excluded from the Common Areas usable by Tenant and no reduction of rent shall occur with respect thereto or by reason thereof. Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a Condemnation of any part of the Premises or the Property. Any award for the taking of all or any part of the Premises or the Property under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, for good will, for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s removable personal property. In the event that this Lease is not terminated by reason of such condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Property, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Property caused by such Condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. Tenant shall pay any amount in excess of such severance damages required to complete such repair. This Section 15 shall govern the rights and obligations of Landlord and Tenant with respect to the condemnation of all or any portion of the Property.
16. Vehicle Parking.
     16.1 Use of Parking Facilities. During the term and subject to the rules and regulations attached hereto as Exhibit “C,” as reasonably modified by Landlord from time to time (the “Rules”), Tenant shall be entitled to use the number of parking spaces set forth in Section 1.19 in the parking facility of the Office Park. Landlord may, in its sole discretion, designate the location of any reserved parking spaces. For purposes of this Lease, a “parking space” refers to the space in which one (1) motor vehicle is intended to park. If Tenant commits or allows in the parking facility any of the activities prohibited by the Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord. Tenant’s parking rights are the personal rights of Tenant and Tenant shall not transfer, assign, or otherwise convey its parking rights separate and apart from this Lease.
     16.2 Parking Charges. INTENTIONALLY OMITTED.
17. Broker’s Fee. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in Section 1.20, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.
18. Estoppel Certificate.
     18.1 Delivery of Certificate. Each party shall from time to time, upon not less than fifteen (15) days’ prior written notice from the other, execute, acknowledge and deliver to

Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to the knowledge of the certifying party, any uncured defaults or unfulfilled obligations on the part of the other, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations and (e) that Tenant has taken possession of the Premises. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Property.
     18.2 Failure to Deliver Certificate. At Landlord’s option, the failure of Tenant to deliver such statement within such time shall constitute a material default of Tenant hereunder, or it shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord’s performance, (c) not more than one month’s Base Rent has been paid in advance, (d) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations and (e) Tenant has taken possession of the Premises.
19. Financial Information. . From time to time, at Landlord’s request, but not more frequently than annually (unless in connection with a request by any actual or prospective purchaser, lender or investor), Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than ten (10) days’ advance written notice from Landlord: (a) a current financial statement for Tenant, (b) a current financial statement for any guarantor(s) of this Lease and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Landlord agrees that any such financial information that is not otherwise available to the public will be treated as confidential, and Landlord agrees that (except for disclosure required by any applicable law or regulation or by order of any court or governmental agency or officer) Landlord shall not disseminate any such financial information to any party other than its attorneys, accountants and other consultants, or any prospective purchaser, investor or lender of the Building.
20. Landlord’s Liability. Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Property and to assign this Lease to the transferee. Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease; and Tenant hereby agrees to look solely to Landlord’s transferee for the performance of Landlord’s obligations hereunder after the date of the transfer. Upon such a transfer, Landlord shall, at its option, return Tenant’s security deposit to Tenant or transfer Tenant’s security deposit to Landlord’s transferee and, in either event, Landlord shall have no further liability to Tenant for the return of its security deposit. Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Property, Tenant agrees to look solely to Landlord’s equity interest in the Property, and the rent, proceeds and other income therefrom for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord’s failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents. No other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of any judgment or writ obtained by Tenant against Landlord. No partner, trustee, beneficiary, officer, director, member, shareholder, employee or agent of Landlord shall be personally liable for the performance of Landlord’s obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. The obligations under this Lease do not constitute personal obligations of the individual partners, trustees or shareholders, beneficiaries or members of Landlord, if any, and Tenant shall not seek recourse against any of said persons or their assets.
21. Indemnity. (a) Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its employees, officers, directors, trustees, beneficiaries, members, partners, shareholders, agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Indemnified Parties”) from and against any and all liability, loss, cost, damage, claims, liens, judgments, penalties, fines, settlement costs, investigation costs, the cost of consultants and experts, attorneys fees, court costs and other legal expenses, the effects of environmental contamination, the cost of environmental testing, the removal, remediation and/or abatement of Hazardous Substances (as said term is defined below), insurance policy deductibles and other expenses (hereinafter collectively referred to as “Damages”) arising out of or related to an “Indemnified Matter” (as defined below).
          (b) For purposes of this Section 21, an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, directly or indirectly, (i) Tenant’s or its employees’, agents’, contractors’ or invitees’ (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”) use or occupancy of the Premises, Property or the Office Park, (ii) any act, omission or neglect of a Tenant Party, (iii) Tenant’s failure to perform any of its obligations under this Lease, (iv) the existence, use or disposal of any Hazardous Substance (as defined in Section 23 below) brought on to the Property or the Office Park by a Tenant Party, or (v) any other matters for which Tenant has agreed to indemnify Landlord pursuant to any other provision of this Lease. Tenant’s obligations hereunder shall include, but shall not be limited to compensating the Indemnified Parties for Damages arising out of Indemnified Matters within thirty (30) days after written demand from an Indemnified Party, and providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within thirty (30) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded.
(c) If Tenant is obligated to compensate an Indemnified Party for Damages arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages and Tenant shall, upon thirty (30) days advance written notice from Landlord, reimburse Landlord for the costs incurred by Landlord. By way of example, and not limitation, Landlord shall have the immediate and unconditional right to cause any damages to the Common Areas, another tenant’s premises or to any other part of the Property or the Office Park to be repaired and to compensate other tenants of the Property or other persons or entities for Damages arising out of an Indemnified Matter. The Indemnified Parties need not first pay any Damages to be indemnified hereunder. Tenant’s obligations under this Section 21 shall not be released, reduced or otherwise limited because one or more of the Indemnified Parties are or may be actively or passively negligent with respect to an Indemnified Matter or because an Indemnified Party is or was partially responsible for the Damages incurred. This indemnity is intended to apply to the fullest extent permitted by applicable law. Tenant’s obligations under this Section 21 shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination. In no event shall Tenant be required to indemnify and Indemnified Party to the extent Damages are caused by the gross negligence or willful misconduct of such party.
     (d) Subject to applicable waivers of claims and subrogation set forth in Section 8.4, Landlord agrees to indemnify and save harmless Tenant from and against all claims, loss, cost, damage or expense arising from any accident, bodily or personal injury or damage occurring in the common areas on the Property, to the extent that such accident, damage or injury results from a negligent act or omission or willful misconduct on the part of Landlord or Landlord’s agents or employees, occurring after the Commencement Date until the end of the Term of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred during the Term of this Lease in connection with any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.
22. Exemption of Landlord from Liability. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for loss of or damage to the merchandise, tenant improvements, fixtures, furniture, equipment, computers, files, automobiles, or other property of Tenant, Tenant’s employees, agents, contractors or invitees, or any other person in or about the Property or the Office Park, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, contractors or invitees, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Property or the Office Park, negligent security measures, bombings or bomb scares, Hazardous Substances (as defined below), fire, steam, electricity, gas, water or rain, flooding, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Property or the Office Park, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Property or the Office Park. Landlord shall not be liable for any damages arising from any act or neglect of any employees, agents, contractors or invitees of any other tenant, occupant or user of the Property or the Office Park, nor from the failure of Landlord to enforce the provisions of the lease of any other tenant of the Property. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant’s property or business or injury to persons, in, upon or about the Property or the Office Park arising from any cause, except Landlord’s negligence or the negligence of its employees or agents, and Tenant hereby waives all claims in respect thereof against Landlord, its employees, agents and contractors.

23. Hazardous Substances.
     23.1 Definition and Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or affect, either by itself or in combination with other materials expected to be on the Premises, is either: (a) potentially injurious to the public health, safety or welfare, the environment or the Premises, (b) regulated or monitored by any governmental entity, (c) a basis for liability of Landlord to any governmental entity or third party under any federal, state or local statute or common law theory or (d) defined as a hazardous material or substance by any federal, state or local law or regulation. Except for small quantities of ordinary office supplies such as copier toner, liquid paper, glue, ink and common household cleaning materials, Tenant shall not cause or permit any Hazardous Substance to be brought, kept, or used in or about the Premises or the Office Park by Tenant, its agents, employees, contractors or invitees.
     23.2 Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance, or a condition involving or resulting from same, has come to be located in, on or under or about the Premises or the Property, Tenant shall immediately give written notice of such fact to Landlord. Tenant shall also immediately give Landlord (without demand by Landlord) a copy of any statement, report, notice, registration, application, permit, license, given to or received from, any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, spill, release, discharge of or exposure to, any Hazardous Substance or contamination in, on or about the Premises or the Property.
     23.3 Inspection; Compliance. Landlord and Landlord’s employees, agent, contractors and lenders shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Section 23. Landlord shall have the right to employ experts and/or consultants in connection with its examination of the Premises and with respect to the installation, operation, use, monitoring, remediation, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting same, unless a release, discharge or contamination, caused or materially contributed to by Tenant, is found to exist or be imminent, or unless the inspection is requested or ordered by governmental authority as the result of any such existing or imminent release, discharge or contamination. In any such case, Tenant shall upon request reimburse Landlord for the cost and expenses of such inspection.
24. Intentionally Omitted.
25. Tenant Improvements. Tenant acknowledges and agrees that, except as otherwise provided in Section 3.2 above, Landlord shall not be obligated to construct any tenant improvements on behalf of Tenant unless a work letter agreement (the “Work Letter”) is attached to this Lease as an exhibit and the Work Letter is fully completed and executed by Landlord. If a space plan is attached to the Work Letter, the space plan shall not be binding on Landlord unless separately initialed by Landlord. Except as set forth in a Work Letter, it is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Property, or any part thereof, or to provide any allowance for such purposes, and that no representations respecting the condition of the Premises, Property or the Office Park have been made by Landlord to Tenant.
26. Subordination and Rights of Mortgagees.
     26.1 Effect of Subordination. This Lease, upon Landlord’s written election, shall be subject and subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security interest (any of the foregoing, a “Mortgage”) hereafter made of or with respect to or placed on all or any part of the Property, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any Holder shall elect to have this Lease prior to the lien of its Mortgage and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage, whether this Lease is dated prior or subsequent to the date of said Mortgage or the date of recording thereof. Landlord represents to Tenant that as of the date hereof, the Premises are not encumbered by any Mortgage. Upon request by Tenant (and at the sole cost and expense of Tenant), Landlord shall request and use commercially reasonable efforts (which shall not include the obligation to pay any fee or charge or to agree to any less favorable terms or conditions in the secured indebtedness) to obtain an agreement (a “SNDA”) for the benefit of Tenant an agreement from any future mortgagee on its standard form then in use that, for so long as there exists no default beyond applicable grace periods under this Lease by Tenant, and subject to such mortgagee’s customary exceptions and qualifications, the mortgagee will not, in foreclosing against or taking possession of the Premises or otherwise exercising its rights under such mortgage, terminate this Lease or disturb Tenant’s possession of the Premises hereunder, or words of similar import. In the event of the foreclosure of a Mortgage, or a deed in lieu of foreclosure of a Mortgage, or exercise of any similar remedy by a Holder, the new owner of the Property as a result of such exercise shall not (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to its acquisition of title, (b) be liable for the breach of this Lease by any prior landlord, (c) be subject to any offsets or defenses which Tenant may have against the prior landlord or (d) be liable to Tenant for the return of its security deposit. At the request of any such new owner, Tenant shall attorn to such new owner.
     26.2 Execution of Documents. Tenant agrees to execute and acknowledge any documents Landlord reasonably requests that Tenant execute to effectuate an attornment, a subordination, or to make this Lease prior to the lien of any Mortgage, as the case may be. Tenant acknowledges that any such agreement may give a Holder the right, in the Holder’s sole discretion, to continue this Lease in effect or to terminate this Lease in the event of a foreclosure sale. Tenant’s failure to execute such documents within ten (10) business days after written demand shall, at Landlord’s option, constitute an Event of Default by Tenant hereunder
     26.3 Assignment to Mortgagee. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the Holder of a Mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Holder of such Mortgage shall never be treated as an assumption by such Holder of any of the obligations of Landlord hereunder unless such Holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such Holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s Mortgage and the taking of possession of the Premises.
     26.4 Sale Leaseback. In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.
     26.5 Cure by Mortgagee. The curing of any default of Landlord’s under this Lease by any Holder shall be treated as performance by Landlord.
27. Option to Extend.
     27.1 Tenant’s Right. Provided that, at the time of such exercise and at the commencement of the Extended Term, (i) there exists no Event of Default, and (ii) Tenant shall not have assigned this Lease or sublet more than thirty percent (30%) of the Premises (other than in connection with respect to which Landlord’s consent is not required under Section 12.2), and (iii) this Lease is still in full force and effect, Tenant shall have the right to extend the Term of this Lease for one extended term (the “Extended Term”) of two (2) years. The Extended Term shall commence on the day following the Expiration Date, and shall end on the date that is two years following such date. Tenant shall exercise such option to extend by giving written notice to Landlord not later than nine (9) months prior to the Expiration Date. The giving of such notice by Tenant shall automatically and irrevocably extend the Term of this Lease for the Extended Term and no instrument of renewal need be executed. In the event that Tenant fails to give such notice to Landlord, this Lease shall automatically terminate on the Expiration Date, and Tenant shall have no further option to extend the Term of this Lease, it being agreed that time shall be of the essence in the giving of any such notice. The Extended Term shall be on all the terms and conditions of this Lease (including without limitation that Tenant’s Share of increases in Operating Expenses and Taxes shall continue to be calculated using the Base Years set forth in Section 1.18), except that the Base Rent for the Extended Term shall be determined pursuant to Section 27.2 hereof.
     27.2 Rental Etc. (a) The annual Base Rent for each year of the Extended Term shall be the Fair Market Rental Value of the Premises (exclusive of the cost of supplying Tenant electricity, if and to the extent the same is paid separately by Tenant), to be established as of the commencement of the Extended Term (the “Determination Date”). The term “Fair Market Rental Value” shall mean the annual fixed rent that a willing tenant would pay and a willing landlord would accept, each acting in its own best interest and without duress, in an arms-length lease of the

Premises as of the Determination Date. If Landlord and Tenant shall fail to agree upon the Fair Market Rental Value within six (6) months before the Determination Date, then Landlord and Tenant each shall give notice (the “Determination Notice”) to the other setting forth their respective determinations of the Fair Market Rental Value, and, subject to the provisions of paragraph (b) below, either party may apply to the American Arbitration Association or any successor thereto for the designation of an arbitrator satisfactory to both parties to render a final determination of the Fair Market Rental Value. The fair market rental value shall be determined by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, except that there shall be only one arbitrator, who shall have had at least ten (10) years’ experience as a real estate broker or appraiser in the greater Route 128/Metrowest area. The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within thirty (30) days after having been appointed, choose one of the determinations set forth in either Landlord’s or Tenant’s Determination Notice, and that choice by the arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this paragraph (a), and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this paragraph (a) shall be final and binding in fixing the Fair Market Rental Value. The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease. In no event, however, shall the Base Rent during any portion of the Extended Term be less than the Base Rent in effect during the last year of the Initial Term.
          (b) In the event that the determination of the Fair Market Rental Value set forth in the Landlord’s and Tenant’s Determination Notices shall differ by less than five percent (5%) per square foot of Premises Rentable Area per annum for each year for which the same is being determined, then the Fair Market Rental Value shall not be determined by arbitration, but shall instead be set by taking the average of the determinations set forth in Landlord’s and Tenant’s Determination Notices. Only if the determinations set forth in Landlord’s and Tenant’s Determination Notices shall differ by more than five percent (5%) per square foot of Premises Rentable area per annum for any year for which the same is being determined shall the actual determination of Fair Market Rental Value be made by an arbitrator as set forth in paragraph (a) above.
     (c) If for any reason the Fair Market Rental Value shall not have been determined prior to the Determination Date, then, until the Fair Market Rental Value and, accordingly, the Base Rent, shall have been finally determined, Tenant shall pay Base Rent at the rate quoted by Landlord in Landlord’s Determination Notice. Upon final determination of the Fair Market Rental Value, an appropriate adjustment to the Base Rent theretofore paid by Tenant from and after the Determination Date shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall promptly credit or pay, respectively, to the other any overpayment of deficiency, as the case may be, in the payment of Base Rent from the Determination Date to the date of such final determination.
     28. Landlord Reservations. Landlord shall have the right: (a) to change the name and address of the Property or Building upon not less than ninety (90) days prior written notice; (b) to provide and install Building standard signs and graphics on or near the door of the Premises and such portions of the Common Areas as Landlord shall determine, in Landlord’s sole discretion; (c) to permit any tenant the exclusive right to conduct any business as long as such exclusive right does not conflict with any rights expressly given herein; and (d) to place signs, notices or displays upon the roof, interior, exterior or Common Areas of the Building. Tenant shall not use a representation (photographic or otherwise) of the Building or the Office Park or their name(s) in connection with Tenant’s business or suffer or permit anyone, except in an emergency, to go upon the roof of the Building. Landlord reserves the right to use the exterior walls of the Premises, and the area beneath, adjacent to and above the Premises together with the right to install, use, maintain and replace equipment, machinery, pipes, conduits and wiring through the Premises, which serve other parts of the Property, provided that Landlord’s use does not unreasonably interfere with Tenant’s use of the Premises.
29. Changes to Property. Landlord shall have the right, in Landlord’s sole discretion, from time to time, upon reasonable prior notice to Tenant, to make changes to the size, shape, location, number and extent of the improvements comprising the Property (hereinafter referred to as “Changes”) including, but not limited to, the Building interior and exterior, the Common Areas, elevators, escalators, restrooms, HVAC, electrical systems, communication systems, fire protection and detection systems, plumbing systems, security systems, parking control systems, driveways, entrances, parking spaces, parking areas and landscaped areas. In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Building, limit or eliminate access to portions of the Building or Property, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Provided that Landlord performs any such work in accordance with the requirements of this Lease, Tenant hereby agrees that such Changes and Landlord’s actions in connection with such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord’s actions in connection with such Changes, provided and on condition that Landlord shall perform any such work so as to minimize interference with the conduct of Tenant’s business in connection with any of the foregoing.
30. Intentionally Omitted.
31. Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the Term hereof, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Base Rent payable shall be the greater of (a) one hundred fifty percent (150%) of the Base Rent payable immediately preceding the Termination Date of this Lease or (b) one hundred twenty-five percent (125%) of the fair market Base Rent for the Premises as of the date Tenant holds over, and all Options, if any, shall be deemed terminated and be of no further effect. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Lease term or to give Tenant the right to hold over after the expiration or earlier termination of the Lease term. Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Premises to Landlord upon the termination of this Lease.
32. Landlord’s Access.
     32.1 Access. Landlord and Landlord’s agents, contractors and employees shall have the right to enter the Premises at reasonable times upon reasonably prior notice, for the purpose of inspecting the Premises, performing any services required of Landlord, showing the Premises to prospective purchasers or lenders, undertaking safety measures and making alterations, repairs, improvements or additions to the Premises or to the Office Park. In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant’s property resulting from such access. Landlord may at any time place on or about the Building for sale or for lease signs and Landlord may at any time during the last one hundred twenty (120) days of the term hereof place on or about the Premises for lease signs.
     32.2 Keys. Landlord shall have the right to retain keys and electric codes or card keys to the locks, card key access systems and other security systems on the entry doors to the Premises and all interior doors at the Premises. At Landlord’s option, Landlord may require Tenant to obtain all keys to door locks at the Premises from Landlord’s engineering staff or Landlord’s locksmith and to only use Landlord’s engineering staff or Landlord’s locksmith to change locks at the Premises. Tenant shall pay Landlord’s or its locksmith’s standard charge for all keys and other services obtained from Landlord’s engineering staff or locksmith.
33. Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Property, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from implementing security measures for the Property or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses, and Landlord shall have no liability to Tenant or its agents, employees, contractors and invitees arising out of Landlord’s negligent provision of security measures. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Property to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Property.
34. Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents within ten (10) days after Landlord’s request and

Tenant’s failure to do so shall constitute a material default by Tenant. The obstruction of Tenant’s view, air, or light by any structure erected in the vicinity of the Building, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.
35. Transportation Management. Tenant shall fully comply at its sole expense with all present or future programs implemented or required by any governmental or quasi-governmental entity or Landlord to manage parking, transportation, air pollution, or traffic in and around the Property or the metropolitan area in which the Property is located.
36. Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.
37. Time of Essence. Time is of the essence with respect to each of the obligations to be performed by Tenant under this Lease.
38. Definition of Additional Rent. All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Property Tax increases, shall be deemed to be rent.
39. Incorporation of Prior Agreements. This Lease and the attachments listed in Section 1.17 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord or any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or the Property or concerning any other matter addressed by this Lease.
40. Amendments. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.
41. Notices. All notices required or permitted by this Lease shall be in writing and may be delivered (a) in person (by hand, by messenger or by courier service), (b) by U.S. Postal Service certified mail, return receipt requested, or (c) by U.S. Postal Service Express Mail, Federal Express or other nationally recognized overnight courier, and shall be deemed sufficiently given if served in a manner specified in this Section 41. Any notice permitted or required hereunder, and any notice to pay rent or quit or similar notice, shall be deemed personally delivered to Tenant on the date the notice is personally delivered to any employee of Tenant at the Premises. The addresses set forth in Section 1.22 of this Lease shall be the address of each party for notice purposes. Landlord or Tenant may by written notice to the other specify a different address for notice purposes. A copy of all notices required or permitted to be given to either party hereunder shall be concurrently transmitted to such party or parties at such addresses as such other party may from time to time hereinafter designate by written notice to the other party. Any notice sent by certified mail, return receipt requested, shall be deemed given three (3) days after deposited with the U.S. Postal Service. Notices delivered by U.S. Express Mail, Federal Express or other nationally recognized courier shall be deemed given on the date delivered by the carrier or the date delivery is refused at the appropriate party’s address for notice purposes. If notice is received on Saturday, Sunday or a legal holiday, it shall be deemed received on the next business day. Nothing contained herein shall be construed to limit Landlord’s right to serve any notice to pay rent or quit or similar notice by any method permitted by applicable law, and any such notice shall be effective if served in accordance with any method permitted by applicable law whether or not the requirements of this Section 41 have been met.
42. Waivers. No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction. Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease or to otherwise obtain relief from the forfeiture or termination of the Lease.
43. Covenants. This Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent and, to the extent permitted by applicable law, Tenant hereby waives the benefit of any statute or other law to the contrary. Tenant agrees that Tenant shall not have any right to terminate this Lease on account of any default or breach by Landlord of its obligations hereunder, and that Tenant’s remedies in the case of such a default or breach shall be limited to an action against Landlord for damages.
44. Binding Effect; Choice of Law. Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors and assigns. This Lease shall be governed by the laws of the state in which the Property is located and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Property is located.
45. Attorneys’ Fees. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.
46. Auctions. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas. The holding of any auction on the Premises or Common Areas in violation of this Section 46 shall constitute a material default hereunder.
47. Signs. Landlord will provide building standard directory signage and elevator lobby signage containing the name of Tenant, at Landlord’s expense. Tenant shall not place any sign upon the Premises (including on the inside or the outside of the doors or windows of the Premises) or the Building without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. Landlord shall have the right to place any sign it deems appropriate on any portion of the Building or the Property except the interior of the Premises. Any sign Landlord permits Tenant to place upon the Premises shall be maintained by Tenant, at Tenant’s sole expense. If Landlord permits Tenant to include its name in the Building’s directory, the cost of placing Tenant’s name in the directory and the cost of any subsequent modifications thereto shall be paid by Tenant, at Tenant’s sole expense.
48. Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord’s and Tenant’s estates, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.
49. Quiet Possession. Provided Tenant is not in default hereunder, and subject to the rights of any lender, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.
50. Authority. If Tenant is a corporation, trust, limited liability company or general or limited partnership, Tenant represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. If Tenant is a corporation, trust, limited liability company or partnership, Tenant shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord.

51. Conflict. Except as otherwise provided herein to the contrary, any conflict between the printed provisions, exhibits, addenda or riders of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.
52. Multiple Parties. If more than one person or entity is named as Tenant herein, the obligations of Tenant shall be the joint and several responsibilities of all persons or entities named herein as Tenant. Service of a notice in accordance with Section 41 on one Tenant shall be deemed service of notice on all Tenants.
53. Interpretation. This Lease shall be interpreted as if it was prepared by both parties and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. As used in this Lease the words tenant and landlord include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine gender.
54. Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant. Either Landlord or Tenant shall have the right to record a notice of this Lease, and the other party shall execute, acknowledge and deliver to the party requesting same for recording any such notice.
55. Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
56. Rules and Regulations. Tenant agrees to abide by and conform to the Rules and to cause its employees, suppliers, customers and invitees to so abide and conform. Landlord shall have the right, from time to time, to modify, amend and enforce the Rules in a non-discriminatory manner. Landlord shall not be responsible to Tenant for the failure of other persons including, but not limited to, other tenants, their agents, employees and invitees to comply with the Rules.
57. Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building or the Property as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Building or the Property.
58. Omitted.

59. Security for Performance of Tenant’s Obligations. Notwithstanding any security deposit held by Landlord pursuant to Section 5 and any security interest held by Landlord pursuant to Section 58, Tenant hereby agrees that in the event of a default by Tenant, Landlord shall be entitled to seek and obtain a writ of attachment and/or a temporary protective order.
60. Attachments. The items listed in Section 1.21 are a part of this Lease and are incorporated herein by this reference.
61. Costs Related to Tenant Requests. Tenant shall reimburse Landlord promptly upon request for the reasonable out of pocket costs and expenses incurred by Landlord as a result of any Tenant request, including, for example, legal fees and expenses incurred to review an assignment or subletting request or architectural and engineering fees incurred to review a proposed alteration by Tenant.
62. Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute propriety information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Office Park and may impair Landlord’s relationship with other tenants of the Office Park. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.
63. Waiver Of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT. LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION.

PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT.
64. Access To Premises. Tenant shall have access to the Premises 24 hours a day, 7 days per week, but such access shall always be subject to reasonable rules and regulations from time to time established for the Building by Landlord (and shall be subject to interruption due to causes beyond Landlord’s reasonable control).
Balance of Page Intentionally Left Blank

          WITNESS the execution hereof as a sealed instrument as of the date first above written.

LANDLORD

THE REALTY ASSOCIATES FUND III, L.P., a Delaware limited partnership

By: Realty Associates Fund III GP Limited Partnership, a Delaware limited partnership, its general partner

By: Realty Associates Fund III, LLC, a Delaware limited liability company, its sole general partner

By: Realty Associates Fund III Trust, a Massachusetts business trust, its sole member

By:

Name:

Title:

By: Realty Associates Fund III Texas Corporation, a Texas corporation, its general partner

By:

Name:

Title:

TENANT

Attest:	BUY DOMAINS HOLDINGS, INC.

By:

(Assistant) Secretary	Name:
Title:
IF TENANT IS A CORPORATION, TRUST, LIMITED PARTNERSHIP OR LIMITED LIABILITY COMPANY,
A SECRETARY’S, CLERK’S, TRUSTEE’S, GENERAL PARTNER’S OR MANAGING MEMBER’S
CERTIFICATE OF THE AUTHORITY AND THE INCUMBENCY OF THE PERSON SIGNING ON BEHALF
OF TENANT SHALL BE ATTACHED.

EXHIBIT A
PREMISES

EXHIBIT B
VERIFICATION LETTER
                                        , 200__
[Name of Contact]
[Name of Tenant]

RE:	[Name of Tenant] [Premises Rentable Area and Floor]
Dear [Name of Contact]:
     Reference is made to that certain Lease, dated as of                                         , 200___, between THE REALTY ASSOCIATES FUND III, as Landlord and                                                              as Tenant, with respect to approximately                      square feet of space on the                      floor of 230 Third Avenue, Waltham, Massachusetts. In accordance with Section 3.1 of the Lease, this is to confirm that the Commencement Date of the term of such Lease occurred on                     , and that the Term of such Lease shall expire on                                         , 200___. This will also confirm that the Tenant has taken occupancy and possession of the Premises. If the foregoing is in accordance with your understanding, would you kindly execute this letter in the space provided below, and return the same to us for execution by Landlord, whereupon it will become a binding agreement between us.

Very truly yours,

By:

Name:
Title:

Accepted and Agreed:

[Name of Tenant]

By:
Name:
Title:
Date:

EXHIBIT C
RULES AND REGULATIONS
GENERAL RULES
     Tenant shall faithfully observe and comply with the following Rules and Regulations.
     1. Tenant shall not alter any locks or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.
     2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.
     3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building except during the Building’s normal hours of business as defined in Section 11.4 of the Lease. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business of the Building. Tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building or the Property may be refused unless the person seeking access has proper identification or has a previously received authorization for access to the Building or the Property. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building or the Property of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Property during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.
     4. Landlord reserves the right, in Landlord’s sole and absolute discretion, to close or limit access to the Building, the Property and/or the Premises, from time to time, due to the failure of utilities, due to damage to the Building, the Property and/or the Premises, to ensure the safety of persons or property or due to government order or directive, and Tenant agrees to immediately comply with any such decision by Landlord. If Landlord closes or limits access to the Building, the Property and/or the Premises for the reasons described above, Landlord’s actions shall not constitute a breach of the Lease.
     5. No furniture, freight or equipment of any kind shall be brought into the Building without Landlord’s prior authorization. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight, and Tenant shall be solely responsible for the cost of installing all supports. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building or the Property, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.
     6. The requirements of Tenant will be attended to only upon application at the management office for the Building or at such office location designated by Landlord. Tenant shall not ask employees of Landlord to do anything outside their regular duties without special authorization from Landlord.
     7. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord and its agents to prevent the same. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, halls, stairways, elevators, or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. Smoking shall not be permitted in the Common Areas.
     8. The toilet rooms, urinals and wash bowls shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.
     9. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord. All vendors or other persons visiting the Premises shall be subject to the reasonable control of Landlord. Tenant shall not permit its vendors or other persons visiting the Premises to solicit other tenants of the Building.
     10. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not bring into or keep within the Premises or the Building any animals, birds, bicycles or other vehicles.
     11. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or to otherwise interfere in any way with the use of the Building or the Property by other tenants.
     12. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for loading or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ Laboratory approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors of Tenant, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations; and provided further that such cooking does not result in odors escaping from the Premises.
     13. Landlord shall have the right to approve where and how telephone wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster contained in the Premises or in any way deface the Premises or any part thereof without Landlord’s prior written consent. Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with broadcasting or reception from or in the Building or elsewhere.
     14. Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
     15. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use electric fans or space heaters in the Premises.
     16. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash from the Building without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
     17. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
     18. No awnings or other projection shall be attached to the outside walls or windows of the Building by Tenant. No curtains, blinds, shades or screens shall be attached to or hung in any window or door of the Premises without the prior written consent of Landlord. Landlord shall have the right to require Tenant to use Landlord’s standard curtains or window coverings. Tenant shall not place any signs in the windows of the Premises or the Building. All electrical ceiling fixtures hung in the Premises must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises. The skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

     19. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to in writing by Landlord. Except with the prior written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning same. Landlord shall in no way be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant or any of its employees or other persons by the janitor of Landlord. Landlord shall not be obligated to notify Tenant of the times at which the janitorial staff will enter the Premises, and Tenant hereby authorizes the janitorial staff to enter the Premises at any time, without notice. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture and other special services. Window cleaning shall be done only by Landlord at reasonable intervals and as Landlord deems necessary.
     20. Tenant acknowledges that the local fire department has previously required Landlord to participate in a fire and emergency preparedness program or may require Landlord and/or Tenant to participate in such a program in the future. Tenant agrees to take all actions necessary to comply with the requirements of such a program including, but not limited to, designating certain employees as “fire wardens” and requiring them to attend any necessary classes and meetings and to perform any required functions.
PARKING RULES
     1. Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles or minivans. Tenant and its employees shall park automobiles within the lines of the parking spaces.
     2. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.
     3. Parking stickers, parking cards and other identification devices shall be the property of Landlord and shall be returned to Landlord by the holder thereof upon termination of the holder’s parking privileges. Landlord may require Tenant and each of its employees to give Landlord a deposit when a parking card or other parking device is issued. Landlord shall not be obligated to return the deposit unless and until the parking card or other device is returned to Landlord. Tenant will pay such replacement charges as is reasonably established by Landlord for the loss of such devices. Loss or theft of parking identification stickers or devices from automobiles must be reported to the parking operator immediately. Any parking identification stickers or devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.
     4. Landlord reserves the right to allocate parking spaces between compact and standard size and tandem spaces, as long as the same complies with applicable laws, ordinances and regulations.

     5. Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.
     6. Validation of visitor parking, if established, will be permissible only by such method or methods as Landlord may establish at rates determined by Landlord, in Landlord’s sole discretion. Only persons visiting Tenant at the Premises shall be permitted by Tenant to use the Property’s visitor parking facilities.
     7. The maintenance, washing, waxing or cleaning of vehicles in the parking structure or Common Areas is prohibited.
     8. Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements. Parking area managers or attendants, if any, are not authorized to make or allow any exceptions to these Parking Rules and Regulations. Landlord reserves the right to terminate parking rights for any person or entity that willfully refuses to comply with these rules and regulations.
     9. Every driver is required to park his own car. Tenant agrees that all responsibility for damage to cars or the theft of or from cars is assumed by the driver, and further agrees that Tenant will hold Landlord harmless for any such damages or theft.
     10. Any vehicle parked by Tenant, its employees, contractors or visitors in a reserved parking space or in any area of the parking area that is not designated for the parking of such a vehicle may, at Landlord’s option, and without notice or demand, be towed away by any towing company selected by Landlord, and the cost of such towing shall be paid for by Tenant and/or the driver of said vehicle.
     11. At Landlord’s request from time to time, Tenant shall provide Landlord with a list which includes the name of each person using the parking facilities based on Tenant’s parking rights under this Lease and the license plate number of the vehicle being used by that person.
     Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Property. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

FIRST AMENDMENT TO LEASE
FIRST AMENDMENT TO LEASE dated as of this ___ day of April, 2006, by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, successor-in-interest to The Realty Associates Fund III (“Landlord”) and YES DIRECT, INC., a Delaware corporation (formerly known as BuyDomains Holdings, Inc.), (“Tenant”).
R E C I T A L S
By Lease dated July 28, 2005 (the “Lease”), Landlord did lease to Tenant and Tenant did lease from Landlord 12,833 square feet of rentable floor area (the “Rentable Floor Area of the Premises”) on the first (1st) floor of the building (the “Building”) known as Prospect Place and numbered 230 Third Avenue, Waltham, Massachusetts (referred to in the Lease as the “Premises” and hereinafter sometimes referred to as the “Relinquished Premises”).
Landlord and Tenant have agreed to terminate the Lease with regard to the entire Relinquished Premises and Tenant has determined to lease from Landlord the 19,931 square feet of rentable floor area (the “Rentable Floor Area of the New Premises”) on the second (2nd) floor of the Building (the “New Premises”) shown on Exhibit A attached hereto upon the terms and conditions contained in this First Amendment to Lease (the “First Amendment”).
In addition, the Lease provides for a Term which will expire unless extended or sooner terminated, on October 31, 2008. Landlord and Tenant desire to extend the Term of the Lease as amended and to provide Tenant with an option to further extend the Term upon the terms contained in this First Amendment.
Landlord and Tenant are entering into this instrument to set forth said agreements and to further amend the Lease.
NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant, hereby agree to and with each other as follows:
1.	As of June 1, 2006 (the “New Premises Commencement Date”) the New Premises shall constitute the “Premises” demised to Tenant under the Lease and as of the “Reduction Date” (as defined in Section 2 hereof) the Relinquished Premises shall no longer be deemed to be a part of and shall be deleted and removed from the “Premises” demised to Tenant under the Lease. By way of example, the option to extend the Term provided in Section 4 hereinbelow shall apply to the New Premises but not to the Relinquished Premises.
2.	On or prior to the New Premises Commencement Date (sometimes hereinafter referred to as the “Reduction Date”), Tenant shall quit and vacate the Relinquished Premises and surrender the same in the condition required by the Lease upon the expiration or earlier termination of the Term.

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3.	The Term, which but for this First Amendment is scheduled to expire on October 31, 2008, is hereby extended for a period commencing on November 1, 2008 and expiring on May 31, 2009 (the “Third Extended Term”) unless sooner extended or terminated in accordance with the provisions of the Lease as herein amended, such extension to be upon all the same terms and conditions set forth in the Lease except as otherwise provided in this First Amendment.
4.	(A) Provided that at the time of exercise of the option to extend and at the commencement date of the extension option period (i) an Event of Default of Tenant does not exist (as set forth in Section 13.1 of the Lease), (ii) the Lease is still in full force and effect, and (iii) Tenant has neither assigned the Lease nor sublet more than twenty-five percent (25%) of the Rentable Floor Area of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 12.2 of the Lease), Tenant shall have the right to extend the Term of the Lease upon all the same terms, conditions, covenants and agreements contained in the Lease (except for the Base Rent which shall be adjusted during the option period as hereinbelow set forth) for one (1) period of three (3) years as hereinafter set forth. The option period is sometimes herein referred to as the “Second Extended Term”.
(B) If Tenant desires to exercise the option to extend the Term, then Tenant shall give notice to Landlord, not earlier than twelve (12) months nor later than nine (9) months prior to the expiration of the First Extended Term exercising such option to extend. Promptly after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed annual rent for the Second Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an annual rental for the Second Extended Term and executed a written instrument extending the Term of the Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit C) for the Second Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit C. If Tenant timely shall have requested the Broker Determination, then the base rent for the Second Extended Term shall be the greater of (a) 95% of the Prevailing Market Rent as determined by the Broker Determination or (b) the base rent in effect during the last year of the First Extended Term. If Tenant does not timely request the Broker Determination, then base rent during the Second Extended Term shall be equal to the greater of (a) Landlord’s Rent Quotation or (b) the Base rent in effect during the last year of the First Extended Term.
(C) Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Term in accordance with the provisions of Section B above, then the Lease and the Term shall automatically be deemed extended, for the Second Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Base rent for the Second Extended Term as determined in the relevant manner set forth in this Section 4; and in such event all references herein to the Term or the term of the Lease shall be construed as referring to the Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Term. Notwithstanding anything contained herein to the contrary, and in no event shall the Term hereof be extended for more than three (3) years after the expiration of the First Extended Term hereof.

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5.	(A) Base Rent for the Relinquished Premises shall continue to be payable through the Reduction Date, as provided in the Lease. Subsequent to the Reduction Date, Base Rent shall no longer be payable for the Relinquished Premises, however, Section 1.14 of the Lease shall be amended to provide for the Base Rent to be payable for the New Premises for such period as set forth in (B) hereinbelow.
(B)	(i)	From the New Premises Commencement Date through September 30, 2006, Base Rent for the New Premises shall be payable at the annual rate of $256,711.28 (being the product of (a) $12.88 and (b) the Rentable Floor Area of the New Premises (being 19,931 square feet)).
(ii)	From October 1, 2006 through November 30, 2006, Base Rent for the New Premises shall be payable at the annual rate of $269,467.12 (being the product of (a) $13.52 and (b) the Rentable Floor Area of the New Premises).

(iii)	From December 1, 2006 through the expiration of the First Extended Term, Base Rent for the New Premises shall be payable at the annual rate of $597,930.00 (being the product of (a) $30.00 and (b) the Rentable Floor Area of the New Premises).
(C)	During the Second Extended Term (if exercised), Base Rent shall be payable as provided in Section 4 hereof.
6.	As of the New Premises Commencement Date, “Tenant’s Share” as defined in Section 17 of the Lease is hereby changed to 7.16%.
7.	(A) For purposes of calculating Tenant’s share of Operating Expense increases pursuant to Section 4.2 of the Lease for that portion of the Term prior to December 1, 2006, the definition of “Operating Expense Base Year” contained in Section 1.18 of the Lease shall be unchanged. For that portion of the Term on and after December 1, 2006, for such purposes, such definition contained in Section 1.18 of the Lease shall be deleted in its entirety and replaced with the following:
Operating Expense Base Year:                     Calendar Year 2006
(B) For purposes of calculating Tenant’s share of Real Estate Property Taxes pursuant to Section 10.1 of the Lease, for that portion of the Term prior to December 1, 2006, the definition of “Tax Base Year” contained in Section 1.18 of the Lease shall remain unchanged. For that portion of the Term on and after December 1, 2006, for such purposes, such definition contained in Section 1.18 of the Lease shall be deleted in its entirety and replaced with the following:
Tax Base Year:                     Fiscal Year 2007
8.	As of the New Premises Commencement Date, the “Number of Tenant Parking Spaces” as defined in Section 1.19 of the Lease shall be increased to be: sixty (60) spaces (3.0 parking spaces per 1,000 feet of Premises Rentable Area) to be used in common and on an unassigned basis.

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9.	As of June 1, 2006, the space located on the first (1st) floor of the Building shown on Exhibit B attached hereto will be vacant (“Offer Space”). If Landlord is in discussions with a prospective tenant which Landlord feels will lead to a lease transaction respecting the Offer Space, Landlord shall send notice to Tenant offering such space to Tenant for lease and shall advise Tenant of the “Annual Market Rent” (defined hereinbelow) and other business terms upon which Landlord is willing to lease such space (“Landlord’s Offer Notice”). The Annual Market Rent shall be the annual fair market rent for such space as of the date Landlord sends Landlord’s Offer Notice based upon the use of such space as first class office space utilizing properties of similar character within the Boston West Suburban market. If Tenant wishes to exercise Tenant’s right of first offer, Tenant may do so, if at all, by giving Landlord notice of Tenant’s desire to lease the entire amount of such space (it being agreed that Tenant has no right to lease less than the entire amount of the space so offered) on the terms provided herein within fifteen (15) days after the effective date of Landlord’s Offer Notice, time being of the essence provided that (i) no “Event of Default” (as defined in Section 13.1) exists, (ii) Tenant has not assigned the Lease or sublet more than twenty-five percent (25%) of the Rentable Floor Area of the Premises (except for an assignment or subletting permitted without Landlord’s consent pursuant to Section 12.2 of the Lease), and (iii) the Lease is still in full force and effect. If Tenant shall give such notice and Tenant has met the conditions of (i), (ii) and (iii) in the preceding sentence, the same shall constitute an agreement to enter into an instrument in writing to lease such space within thirty (30) days thereafter upon all of the same terms and conditions in the Lease except for the provisions of this Section, the Base Rent which shall be equal to the Annual Market Rent as quoted by Landlord, such other business terms set forth in Landlord’s notice as aforesaid and those provisions which are inappropriate to the business agreement. If Tenant shall not exercise such right within such period, time being of the essence in respect to such exercise, Landlord shall be free for ninety (90) days after the date of Landlord’s Notice upon an annual fixed rent which is no less than ninety-five percent (95%) of the annual fixed rent contained in Landlord’s Notice without again offering such space to Tenant for lease, it being agreed that if Landlord does not so lease such space during such ninety (90) day period or if Landlord proposes to lease such space at a rate which is less than ninety-five percent (95%) of the annual fixed rent contained in Landlord’s Notice during such ninety (90) day period, the terms of this Section shall continue to apply to such first offer space.
10.	Tenant shall accept the New Premises as of the New Premises Commencement Date in their as-is condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto.
11.   Section 7.3(f) of the Lease is hereby deleted in its entirety and replaced with the following:
Landlord shall provide to Tenant a special allowance equal to $96,247.50 (the “Tenant Allowance”). The Tenant Allowance shall be used and applied by Landlord solely on account of the cost of work performed in the New Premises as agreed to by Landlord and Tenant (“Landlord’s Work”). In no event shall Landlord’s obligations to pay or reimburse Tenant for any of the costs of Landlord’s Work exceed the total Tenant Allowance. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this Section. In addition, in the event that (i) Tenant is in default under the Lease beyond

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applicable notice and cure periods provided in the Lease or, (ii) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Land arising out of any work performed by Tenant or any litigation in which Tenant is a party, then, until such event (“Event”) has been fully cured by Tenant, Landlord shall have no further obligation to fund any portion of the Tenant Allowance and Tenant shall be obligated to pay, as additional rent, all costs of Landlord’s Work in excess of that portion of the Tenant Allowance funded by Landlord through the date of the Event. Further, the Tenant Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Tenant Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that the costs of Landlord’s Work are less than the Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Base Rent or any other amounts owed by Tenant under the Lease. Tenant acknowledges that any portion of the Tenant Allowance which has not been utilized on or before May 31, 2007 shall be forfeited by Tenant. Landlord shall be entitled to deduct from the Tenant Allowance a construction management fee equal to 4% of the cost of Landlord’s Work.
12.	As of the date hereof, Tenant is utilizing certain furniture and workstations owned by Landlord and located in the Premises. Landlord and Tenant shall mutually agree upon the furniture and workstations which will be relocated to the New Premises. Tenant acknowledges and agrees that the cost of relocating such furniture and workstations shall be borne solely by Tenant. Further, Tenant’s use of such furniture and workstations in the New Premises shall continue to be in accordance with the terms and conditions set forth in Section 3.2 of the Lease.

13.	(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment other than CB Richard Ellis Whittier Partners (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with brokers (other than the Broker), Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.
(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment (other than the Broker) and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.
14.	Except as otherwise expressly provided in the Lease, in no event shall Tenant have the right to terminate or cancel the Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or warranties or promises under the Lease, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. Further, the Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent

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thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.
15.	As an inducement to Landlord to enter into this First Amendment, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 13.1 of the Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions the Lease, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.

16.	The address for Landlord contained in Section 1.22 of the Lease is here by deleted in its entirety and replaced with the following:
Boston Properties Limited Partnership
c/o Boston Properties
111 Huntington Avenue, Suite 300
Boston, Massachusetts 02199
17.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

18.	Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as amended hereby.

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EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:	LANDLORD:

BOSTON PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	BOSTON PROPERTIES INC., its general partner

		By:	/s/ David C. Provist
		Name:	David C. Provist
		Title:	SVP

WITNESS:	TENANT:

YES DIRECT, INC.

	By:	/s/ Jeffrey S. Bennett

	Name:	Jeffrey S. Bennett

	Title:	President and COO

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EXHIBIT A
FLOOR PLAN
“NEW PREMISES”

YES DIRECT
19,931 R.S.F.

PROSPECT PLACE 2ND FLOOR PLAN

Date: 03-01-06

Boston Properties

PROSPECT PLACE WALTHAM

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EXHIBIT B
FLOOR PLAN
“NEW PREMISES”

YES DIRECT FIRST WRITE OF OFFER FIRST FLOOR PLAN

Date:04-27-06

Boston Properties

PROSPECT PLACE WALTHAM

Drawing name: S:\Construction\PROJECT_STORE\SUBURBS\WALTHAM\PROSPECT_PLACE\XREF\230-1st-as-built.dwg Apr 27, 2006 - 11:42am

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EXHIBIT C
BROKER DETERMINATION OF PREVAILING MARKET RENT
Where in the Lease to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:
1.	Tenant’s Request. Tenant shall send a notice to Landlord by the time set for such notice in the applicable section of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Boston West Suburban Market, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2.	Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.	Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.	Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the period referred to in the Lease. Such annual fair market rental value determination (x) may include provision for annual increases in rent during said term if so determined, (y) shall take into account the as-is condition of the Premises and (z) shall take account of, and be expressed in relation to, the tax and operating cost bases and provisions for paying for so-called tenant electricity as contained in the Lease. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the Prevailing Market Rent.

5.	Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

6.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each

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shall pay one half (1/2) of the costs and expenses of the Third Broker.

7.	Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above, then Tenant’s Broker shall alone make the determination of Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the Third Broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the Third Broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the Boston Bar Association as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the Boston Bar Association and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

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